UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LIMONEIRA COMPANY

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LIMONEIRA®

1893

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2026

A NEW DAWN IN OUR LEGACY

Dear Fellow Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Limoneira Company, a Delaware corporation (the “Company” or “Limoneira”). The meeting will be held on March 25,2026, at 10:00 a.m., Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, California 93060.

Despite our best intentions and diligent efforts, the Company experienced disappointing financial performance in fiscal year 2025. An oversupply of lemons, less than optimal utilization in our usually reliable packing house, along with a smaller than expected avocado crop, was an adverse trifecta and the root cause of our underperformance.

Nevertheless, we continued to progress and improve our industry farming practices in our orchards while we planted still more avocados. On the horizon, we see our non-bearing avocado trees entering into full avocado production, and we hope to see rewards from these efforts in the years ahead.

Most notably, fiscal year 2025 was marked by our rejoinder with Sunkist. We believe this move will aid our effort to more efficiently and cost-effectively grow, pack and sell our lemons. We look forward to realizing improved margins while market conditions remain competitive, and we plan to remove unnecessary costs from our business.

While we must refine and improve our farming enterprise in fiscal year 2026, we are simultaneously preparing to roll out Phase 3 of our Harvest Project. We are also progressing our land transition strategy for Limco Del Mar, a 220-acre property wholly enveloped within the boundaries of the City of Ventura. Thus, as we endeavor to improve our sustainable farming operations, we seek to play our part in meeting the region’s dire need for new housing. To that end, we increased our ownership interest in Limco Del Mar from 28% to 55% and engaged professionals, planning experts and stakeholders for input which will help inform our design approach.

We believe community outreach and stockholder feedback, along with a strong and effective Board of Directors, are essential. The feedback we received throughout this challenging year has been invaluable in helping us chart a path forward. We are also pleased that, despite the challenges, we retooled our approach to more efficiently farm, our sustainable water supplies continued to meet our needs, and our intrinsic assets continue to increase in value, year over year. Management is methodically examining all the ways we can better leverage these assets in the best interests of our stockholders in fiscal year 2026 and beyond.

Enclosed please find our Notice of 2026 Annual Meeting of Stockholders and proxy statement, including a proxy card and our annual report. The proxy statement contains important information about the business to be conducted at the Annual Meeting, the proposals we will consider and how you can vote your shares. Please be sure to carefully follow the instructions contained in these proxy materials.

Your vote is very important to us. We encourage you to promptly vote your shares by telephone, Internet or by completing, signing, dating and returning the enclosed proxy card, which contains instructions on how you would like your shares to be voted. Please submit your proxy card regardless of whether you will attend the Annual Meeting. This will help us ensure that your vote is represented at the Annual Meeting.

Sincerely,

Scott S. Slater

Chairperson of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, March 25, 2026

Limoneira Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, March 25, 2026, at 10:00 a.m., Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, California 93060, for the following purposes:

●	to elect two (2) Class III directors to the Board of Directors, each to serve for a three-year term (“Proposal 1”);

●	to vote on an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (“Proposal 2”);

●	to ratify the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for Limoneira Company for the fiscal year ending October 31, 2026 (“Proposal 3”); and

●	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the enclosed proxy statement. The Board of Directors recommends that you vote “FOR” ALL the director nominees, “FOR” the advisory approval of the compensation of the Named Executive Officers, and “FOR” the ratification of the independent registered public accounting firm.

Stockholders of record at the close of business on January 30, 2026, the record date, will be entitled to notice of, and to vote at, the Annual Meeting and at any subsequent adjournments or postponements. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection for ten (10) days preceding the Annual Meeting at our principal executive offices at 1141 Cummings Road, Santa Paula, California 93060. We will begin mailing the Notice of Annual Meeting, proxy statement and proxy card on or about February 18, 2026, to stockholders of record at the close of business on January 30, 2026.

To be sure that your shares are properly represented at the meeting, whether or not you attend, please promptly vote your shares either by telephone, Internet or by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed envelope. We must receive your proxy card no later than 11:59 p.m., Pacific Time, on Tuesday, March 24, 2026.

You will be required to bring certain documents with you to be admitted to the Annual Meeting. Please carefully read the sections in the proxy materials on attending and voting at the Annual Meeting to ensure that you comply with these requirements.

By order of the Board of Directors.

Amy Fukutomi

Vice President of Human Resources, Compliance & Corporate Secretary

Limoneira Company	1	2026 Proxy Statement

Limoneira Company	2	2026 Proxy Statement

Outstanding Exercises and Stock Vested at 2025 Fiscal Year End	49
Pay Versus Performance (PVP)	49
Compensation Committee Report	52
Proposal 2: Advisory Vote on Executive Compensation	53
Required Vote for Stockholder Approval	53
Recommendation of the Board of Directors	53
Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm	54
General	54
Fees	54
Pre-Approval Policies and Procedures	54
Required Vote For Stockholder Approval	55
Recommendation of the Board of Directors	55
Audit and Finance Committee Report	55
Other Information	57
Stock Ownership Information	57
Security Ownership of Certain Beneficial Owners and Management	57
Securities Authorized for Issuance Under Equity Compensation Plans	59
Certain Relationships and Related-Party Transactions	59
Policy for Approval of Related Party Transactions	59
Family Relationships and Other Arrangements	59
Delinquent Section 16(a) Reports	59
Stockholder Communications with the Board of Directors	59
Stockholder Proposals for the 2026 Annual Meeting of Stockholders	60
Stockholder Proposals – Inclusion in Company Proxy Statement	60
Other Stockholder Proposals or Nominations	60
United States Securities and Exchange Commission Reports	60
Delivery of Documents to Stockholders Sharing an Address	60
Other Matters	61

Except where the context indicates otherwise, the “Company,” “we,” “us” and “our” refer to Limoneira Company and its wholly owned subsidiaries. References to “stockholders” refer to stockholders of Limoneira Company.

Limoneira Company	3	2026 Proxy Statement

Proxy Statement for Annual Meeting of Stockholders

LIMONEIRA COMPANY

1141 Cummings Road

Santa Paula, California 93060

Proxy Statement for the Annual Meeting of Stockholders

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Limoneira Company, a Delaware corporation (the “Company” or “Limoneira”), for the 2026 Annual Meeting of Stockholders, to be held on Wednesday, March 25, 2026, at 10:00 a.m., Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060 and for any adjournments or postponements thereof. We refer to the 2026 Annual Meeting of Stockholders as the “Annual Meeting.” This Notice of Annual Meeting, proxy statement and proxy card are first being mailed or provided to stockholders on or about February 18, 2026. The costs for mailing will be paid by the Company.

ANNUAL MEETING OF STOCKHOLDERS	Date	Wednesday, March 25, 2026
	Time	10:00 a.m., Pacific Time
	Record Date	January 30, 2026

Purpose of Meeting As described in more detail in this proxy statement, the Annual Meeting is being held for the following purposes:

Proposal		Board of Directors Vote Recommendation	Page Reference
1.	to elect two (2) Class III directors to the Board of Directors, each to serve for a three-year term (“Proposal 1”);	FOR	Page 24
2.	to vote on an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (“Proposal 2”);	FOR	Page 53
3.	to ratify the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for Limoneira Company for the fiscal year ending October 31, 2026 (“Proposal 3”); and	FOR	Page 54
4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Limoneira Company	4	2026 Proxy Statement

Questions and Answers About Attending and Voting at the Annual Meeting

Computershare Trust Company, N.A. (“Computershare”) is our inspector of election. As part of its responsibilities, Computershare is required to independently verify that you are a stockholder of the Company eligible to participate in the Annual Meeting and to determine whether you may vote at the Annual Meeting. Therefore, it is very important that you follow the instructions below to participate in the Annual Meeting.

Where and when will the meeting be held?

The Annual Meeting will be held on Wednesday, March 25, 2026, and will begin at 10:00 a.m., Pacific Time, at the Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock, par value $0.01 (the “Common Stock”), Series B Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (collectively, the “Voting Stock”) at the close of business on January 30, 2026 (the “Record Date”), are entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 18,130,967 shares of Common Stock outstanding and entitled to vote, 14,790 shares of Series B Convertible Preferred Stock outstanding and entitled to vote and 9,300 shares of Series B-2 Convertible Preferred Stock outstanding and entitled to vote. Holders of our Common Stock and Series B-2 Convertible Preferred Stock are entitled to one (1) vote per share while holders of our Series B Convertible Preferred Stock are entitled to ten (10) votes per share.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1. Proposal 1: To elect two (2) Class III directors to the Board of Directors, each to serve for a three-year term. Below are the nominees for election by stockholders at the 2026 Annual Meeting, all of whom are current directors:

Director	Age	Serving Since	Independent
Elizabeth Mora	65	2021	Yes
Peter J. Nolan	67	2024	Yes

2. Proposal 2: To vote on an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this proxy statement.

This advisory stockholder vote is commonly known as “Say-on-Pay.” Our Board values stockholder input as it provides oversight of the strategic growth and initiatives of Limoneira. Throughout the year, Limoneira engages with our stockholders directly by participating in investor conferences and other presentations with current and prospective stockholders.

Additionally, we appropriately engage our stockholders informally throughout the year as needed to provide transparency regarding emerging issues, to discuss milestones and to inform our decision-making. As highlighted in more detail in these proxy materials, the Board incorporated feedback from our stockholders directly into its decision-making in 2025. Say-On- Pay is one such way that we engage with our stockholders to ensure their desires are reflected in our governance and incorporated into our decision-making.

3. Proposal 3: To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) to serve as the independent registered public accounting firm for Limoneira Company for the fiscal year ending October 31, 2026.

Our Audit and Finance Committee (“Audit Committee”) appointed Deloitte to serve as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ended October 31, 2026, and we ask our stockholders to ratify this appointment.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board recommends a vote “FOR” Proposals 1, 2, and 3.

Limoneira Company	5	2026 Proxy Statement

What do I do if I wish to attend the meeting?

It is very important that you follow the Check-in Procedure below to attend the Annual Meeting. You will not be allowed access without the proper credentials.

Check-in Procedure for Attending the Annual Meeting

Stockholders of Record. The documents that you need to provide to be admitted to the Annual Meeting depend on whether you are a stockholder of record or represent a stockholder of record.

●	Individuals: If you are a stockholder of record holding shares in your own name, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport). Trustees who are individuals and named as stockholders of record are in this category.

●	Individuals Representing a Stockholder of Record: If you attend on behalf of a stockholder of record, whether such stockholder is an individual, corporation, trust or partnership, you must bring to the Annual Meeting:

●	a form of government-issued photo identification (e.g., a driver’s license or passport); AND

●	either:

●	a letter from the stockholder of record that you represent authorizing you to attend the Annual Meeting on their behalf; OR

●	a duly executed proxy card from the stockholder of record appointing you as proxy, which must be received as set forth in this proxy statement by 11:59 p.m., Pacific Time, on March 24, 2026.

Beneficial Owners. If your shares are held by a bank or broker (often referred to as holding in “street name”), the organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent, and present the valid legal proxy to the inspector of elections at the meeting. If you decide to attend, you should go to the “Beneficial Owners” check-in area at the Annual Meeting. The documents that you need to provide to be admitted to the Annual Meeting depend on whether you are a beneficial owner or represent a beneficial owner.

●	Individuals. If you are a beneficial owner, you must bring to the Annual Meeting:

●	a form of government-issued photo identification (e.g., a driver’s license or passport); AND

●	either:

●	a legal proxy that you obtained from your bank or broker; OR

●	your most recent brokerage account statement or a recent letter from your bank or broker showing that you own shares of the Company.

●	Individuals Representing a Beneficial Owner. If you attend on behalf of a beneficial owner, you must bring to the Annual Meeting:

●	a form of government-issued photo identification (e.g., a driver’s license or passport); AND

●	a letter from the beneficial owner authorizing you to represent such beneficial owner’s shares at the Annual Meeting.

Limoneira Company	6	2026 Proxy Statement

If I am a stockholder of record of Voting Stock, how do I vote?

By Telephone: Call 1-800-652-VOTE (8683). You can use any touch-tone telephone to transmit your voting instructions up until voting is announced to be closed during the Annual Meeting. You need to have your proxy card in hand when you call and follow the instructions.

Over the Internet: Go to www.investorvote.com/LMNR. You can use the Internet 24 hours a day to transmit your voting instructions until voting is announced to be closed during the Annual Meeting. You need to have your proxy card in hand when you access the website and follow the instructions.

By Mail: You may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope to Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067 to be received by 11:59 p.m., Pacific Time, on March 24, 2026.

During the Meeting: See specific instructions below.

Voting in Person at the Annual Meeting

Stockholders of Record. Stockholders of record may vote their shares in person at the Annual Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to the inspector of election at the Annual Meeting to vote in person. To receive ballots, you must bring with you the documents described below:

●	Individuals. You will receive ballots at the check-in table when you present your identification. If you already voted by proxy and do not want to change your votes, you do not need to complete the ballots. If you do complete and return the ballots to us, your previously delivered proxy will be automatically revoked.

●	Individuals Voting on Behalf of Another Individual. If you vote on behalf of another individual who is a stockholder of record, we must receive by 11:59 p.m., Pacific Time, on March 24, 2026, a duly executed proxy card from such individual stockholder of record appointing you as his or her proxy. If we received such executed proxy card, you will receive ballots at the check-in table when you present your identification.

●	Individuals Voting on Behalf of a Legal Entity. If you represent a stockholder of record that is a legal entity, you may vote that legal entity’s shares if it authorizes you to do so. The documents you must provide to receive ballots at the check-in table depend on whether you are representing a corporation, trust, partnership or other legal entity.

●	If you represent a corporation:

●	you must bring to the Annual Meeting a letter or other document from the corporation, on the corporation’s letterhead and signed by an officer of the corporation, that authorizes you to vote the corporation’s shares on its behalf; OR

●	a duly executed proxy card from the corporation appointing you as its proxy, which must be received as set forth in this proxy statement by 11:59 p.m., Pacific Time, on March 24, 2026.

●	If you represent a trust, partnership or other legal entity, we must receive by 11:59 p.m., Pacific Time, on March 24, 2026, a duly executed proxy card from the legal entity appointing you as its proxy. A letter or other document will not be sufficient for you to vote on behalf of a trust, partnership or other legal entity other than a corporation.

Beneficial Owners. If you hold your shares in street name, your bank, broker or their appointed agent is forwarding these proxy materials to you. Because your name does not appear on the share register of the Company, you will not be able to vote in person at the Annual Meeting unless you request a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

●	Individuals. As an individual, the legal proxy will have your name on it. You must present the legal proxy at check-in to the inspector of election at the Annual Meeting to receive your ballots.

●	Individuals Voting on Behalf of a Beneficial Owner. Because the legal proxy will not have your name on it, to receive your ballots, you must bring to the Annual Meeting a letter from the person or entity named on the legal proxy that authorizes you to vote its shares at the Annual Meeting.

Limoneira Company	7	2026 Proxy Statement

What does it mean to vote by designated proxies?

The persons who are the designated proxies will vote as you direct in your proxy or voter instruction card.

Please note that proxies returned without voting directions, and without specifying a proxy to attend the Annual Meeting and vote on your behalf, will be voted by the proxies designated by our Board in accordance with the recommendations of our Board.

What if I want to change or revoke my vote?

You may revoke or change your proxy any time before the Annual Meeting by:

●	Submitting a later vote via the Internet or telephone prior to 11:59 p.m., Pacific Time, on March 24, 2026; or

●	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

●	Providing notice in writing before the meeting to: Gregory C. Hamm, Vice President, Chief Financial Officer and Treasurer, Limoneira Company, 1141 Cummings Road, Santa Paula, California 93060 or by facsimile to (805) 525-8211.

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

●	FOR the election of the two (2) Class III nominees for directors to the Board of Directors;

●	FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers;

●	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending October 31, 2026; and

●	in accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not submit a proxy, you must attend the meeting to vote your shares up until voting is announced to be closed at the Annual Meeting. If you hold shares in “street name,” your shares may be voted with respect to discretionary matters even if you do not provide voting instructions to your bank or broker but will not be voted with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, shares not voted are treated as “broker non-votes.”

The proposals to elect two (2) Class III directors (Proposal 1) and to vote on an advisory resolution to approve the executive compensation (Proposal 2) are considered non-discretionary items; therefore, you must provide instructions in order to have your shares voted on these matters. If your shares are held in street name and you do not instruct your broker how to vote, your broker will have discretion to vote your shares on our sole “routine” matter - Proposal 3, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending October 31, 2026.

What constitutes a quorum permitting the meeting to conduct its business?

The presence at the Annual Meeting, participating in person or by proxy, of holders of a majority of the issued and outstanding shares of Voting Stock entitled to vote as of the Record Date is considered a quorum for the transaction of business at the Annual Meeting. If you attend the Annual Meeting to vote in person or submit a properly completed proxy by mail, by telephone or via the Internet, your shares of Voting Stock will be considered part of the quorum.

Shares represented by proxies that are marked “Abstain” or “Withhold” will be counted as shares present for purposes of determining the presence of a quorum. Shares of stock entitled to vote that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner.

Limoneira Company	8	2026 Proxy Statement

If the stockholders present or represented by proxies at the Annual Meeting do not constitute a quorum, we will postpone the Annual Meeting to a later date.

How many votes are needed to approve a proposal?

For the proposal to elect two (2) Class III directors to the Board of Directors (Proposal 1), each director nominee receiving a plurality of the votes cast at the Annual Meeting will be elected as a director. Stockholders of any class or series of stock shall be permitted to cumulate votes for the election of directors.

The proposal to approve, on an advisory basis, of the compensation of the Company’s named executive officers (“NEOs”) (Proposal 2), and the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ended October 31, 2026 (Proposal 3), each require the affirmative vote of the holders of at least a majority of the outstanding shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions have the same effect as a vote “against” the proposal. Broker non-votes have no impact on these proposals.

Computershare, the proxy tabulator and inspector of election appointed for the Annual Meeting, will tabulate all votes. Computershare will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How is solicitation being made?

We, the Company, are making this solicitation and as such, the cost of solicitation of proxies will be borne by us. Our directors, officers, and employees may make solicitation, personally or by telephone, email or fax. The Notice and the Proxy Materials will be distributed to beneficial owners of common stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

We may supplement the original solicitation of proxies by mail with solicitation by telephone, and other means by directors, officers and/or employees of the Company. We will not pay any additional compensation to these individuals for any such services.

What should I do if I have any questions?

If you have any questions or require any assistance with voting your shares of Voting Stock, please contact via mail directed to our corporate headquarters located at: Limoneira Company, 1141 Cummings Road, Santa Paula, California 93060, attention: Gregory C. Hamm, Vice President, Chief Financial Officer and Treasurer, or by facsimile to (805) 525-8211

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K within four (4) business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a current report on Form 8-K to publish preliminary results and, within four (4) business days after the final results are known to us, file an amendment to such current report on Form 8-K to publish the final results.

Limoneira Company	9	2026 Proxy Statement

Fiscal Year Highlights

Business Performance / Fiscal Year 2025 Achievements / Recent Events

On December 17, 2024, we declared a cash dividend of $0.075 per common share payable on January 15, 2025, in the aggregate amount of $1.4 million to common stockholders of record as of December 30, 2024.

In January 2025, we completed three separate sale transactions of Santa Paula Basin water pumping rights at a selling price of $30,000 per acre-foot, totaling $1.7 million and recorded a gain on sales of water rights of $1.5 million.

On March 1, 2025, we received a notice of termination from PGIM Real Estate Finance, LLC (“PGIM”) regarding The Farm Management Agreement (“FMA”) dated January 31, 2023. The FMA was terminated effective March 31, 2025. Under the FMA, we provided farming, management and operations related to the 3,537 acres in Tulare County, California (the “Northern Properties”), which we previously sold to PGIM.

On March 17, 2025, we announced that our Board of Directors approved a share repurchase program authorizing us to repurchase up to $30.0 million in shares of our outstanding Common Stock. The share repurchase program may be modified, suspended or discontinued at any time and does not commit us to repurchase any shares.

On March 17, 2025, we announced that we formally concluded our process to explore potential strategic alternatives that we previously announced on December 1, 2023. While this formal exploration process has concluded, we remain committed to executing our comprehensive strategic roadmap to create long-term stockholder value. As part of our normal course of business, we will continue to be opportunistic in evaluating potential strategic merger and acquisition opportunities, while also advancing our initiatives to monetize non-core assets.

On March 18, 2025, we declared a cash dividend of $0.075 per common share payable on April 11, 2025, in the aggregate amount of $1.4 million to common stockholders of record as of March 31, 2025.

On April 8, 2025, we announced that we are entering into a letter of intent to form a 50%/50% joint venture with Agromin Corporation, the largest organics waste recycler in California, to significantly expand Agromin Corporation’s successful organic waste recycling program. The joint venture plans to expand from the existing 15-acre green waste composting facility at Limoneira Ranch in Santa Paula into a 70-acre, commercial-scale composting facility capable of processing green waste and food waste. We expect to enter into the joint venture and begin construction in fiscal year 2026.

On April 9, 2025, we announced that we received a cash distribution of $10.0 million representing our share of a $20.0 million cash distribution from our real estate joint venture, Harvest at Limoneira, with the Lewis Group of Companies (“Lewis”).

On June 6, 2025, we entered into a Commercial Packinghouse License Agreement with Sunkist Growers, Inc., a nonprofit marketing cooperative (“Sunkist”), effective as of November 1, 2025. The agreement permits us to grade, label, pack, prepare for marketing by Sunkist and ship Sunkist grower fruit, and to use Sunkist trademarks in these activities. The agreement has an initial term of three years with automatic one-year extensions. In relation to our decision to merge our sales and marketing operations into Sunkist, we incurred cash and stock compensation severance expenses of approximately $0.7 million in the fourth quarter of fiscal year 2025.

On June 24, 2025, we declared a cash dividend of $0.075 per common share payable on July 18, 2025, in the aggregate amount of $1.4 million to common stockholders of record as of July 7, 2025.

On June 26, 2025, we entered into a Master Loan Agreement (the “MLA”) with AgWest Farm Credit, PCA (the “Lender”), dated June 26, 2025, together with a revolving credit facility supplement and a non-revolving credit facility supplement. The MLA amends and restates the previous Master Loan Agreement between us and the Lender and extends the principal repayment to July 1, 2030.

We are the General Partner of Limco Del Mar, Ltd. (“Del Mar”), a California partnership that produces lemons and avocados and operates certain real property known as the Limco Del Mar ranch. To enable us to determine the strategy for Del Mar to enhance long term financial returns and to provide liquidity for limited partners, on March 21, 2025, we made an offer to purchase up to 224,859 limited partnership units of Del Mar from the limited partners (the “Offer”). On August 4, 2025, we closed the Offer and purchased 80,608 limited partnership units from 78 limited partners at a price of $70 per

Limoneira Company	10	2026 Proxy Statement

unit for approximately $5.6 million (the “Purchase”). The Purchase increased our ownership from 28.8% to 54.5% and we recognized a gain of approximately $2.9 million. As a result of obtaining a controlling interest, Del Mar transitioned from an equity method investment to a consolidated subsidiary.

On September 9, 2025, we announced a plan to explore providing housing on the Limco Del Mar ranch to address Ventura County’s housing needs.

On September 23, 2025, we declared a cash dividend of $0.075 per common share payable on October 17, 2025, in the aggregate amount of $1.4 million to common stockholders of record as of October 6, 2025.

Effective October 13, 2025, we terminated the Grower Packing and Marketing Agreement (“GPMA”) with PGIM dated January 31, 2023. The GPMA provided packing, marketing and selling services for lemons harvested on the Northern Properties for a minimum five-year term, subject to certain benchmarking standards.

On November 7, 2025, our Chilean subsidiaries, PDA and San Pablo (collectively, the “Sellers”), each entered into a Purchase and Sale Agreement and Novation Agreement (collectively, the “Purchase Agreements”) with San Pedro, SpA, a Chilean joint stock company (the “Buyer”), to sell certain real estate parcels consisting of approximately 500 acres of lemons, 100 acres of oranges and other unplanted lands including water rights associated with the parcels for an aggregate purchase price of $15.0 million. The transactions closed upon transfer of the deeds simultaneously with the execution of the Purchase Agreements.

After a period of 60-90 days to record the transactions, which is customary in Chilean real estate transactions, the Buyer will make an initial payment to the Sellers in the aggregate amount of $6.8 million, of which approximately $0.7 million will be deferred until certain requirements have been fulfilled. The remainder of the Buyer’s payment obligations, in the aggregate amount of $8.2 million, will be made in installment payments in amounts that will be calculated based on the excess free cash flows of the combined operations of the sold properties and a third citrus ranch owned by the Buyer, measured annually as of March 31 until the remaining balance is paid in full (the “Balance Payments”). Following the final Balance Payment, the Buyer will also make an additional payment, in an amount equal to 50% of the prior year’s Balance Payment. The Buyer’s payment obligations are secured by a pledge on its corporate equity interests in favor of the Sellers.

On November 17, 2025, the Board approved a Form of Award Agreement for employees (the “Award Agreement”) with respect to the granting of restricted shares of the Company’s Common Stock, performance-based share awards, and performance-based compensation awards under the Limoneira Company 2022 Omnibus Incentive Plan (the “2022 Plan”). The Award Agreement is designed to replace the existing Form of Performance-Based Restricted Share Award Agreement under the 2022 Plan, disclosed by the Company on November 2, 2023. The Award Agreement is intended to align the Company’s compensation program with recent changes in the Company’s business model due to the merger of the Company’s sales and marketing functions into Sunkist.

On December 16, 2025, we declared a cash dividend of $0.075 per common share payable on January 16, 2026, in the aggregate amount of $1.4 million to common stockholders of record as of December 30, 2025.

On February 8, 2026, Mark Palamountain resigned from his position as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Following his departure, Gregory C. Hamm, the Company’s former Vice President and Corporate Controller, assumed the position of Vice President, Chief Financial Officer and Treasurer.

Limoneira Company	11	2026 Proxy Statement

Environmental, Social and Governance Initiatives

Our Mission Statement

“Limoneira is an agricultural and community development company which, based upon its rich heritage and traditions, seeks to not only maximize value for its customers and stockholders, but to enhance its legacy by employing sustainable practices in all aspects of operations including stewardship of both its natural and human resources.”

Since 1893, Limoneira has been committed to being a force for good within our local neighborhoods, focusing on the wellbeing of our communities and employees and caring for the land that supports us. These efforts are not only fundamental to the strength of our communities, but are fundamental to strengthening the long-term resilience of our business and farming operations. By prioritizing workforce well-being and community engagement, we enhance operational continuity by reducing turnover and fostering a reliable and skilled labor force. Similarly, by prioritizing efficient use of land and water resources and responsible farming practices, we help safeguard the productivity of our orchards in a climate-sensitive region, directly supporting yield stability, cost efficiency and product quality.

Our environmental sustainability, social responsibility, and corporate governance (“ESG”) efforts are governed at the highest level and include Board and committee oversight, executive leadership, and subject matter experts who lead initiatives across our business. We listen to feedback from our employees, stakeholders, investors, business partners, and other essential contributors to continually evolve our practices as we strive to exceed their expectations. The Nominating and Corporate Governance Committee (the “Nominating Committee”) of our Board oversees our ESG programs and practices, including climate change, human capital management, diversity, stakeholder relations, and health, safety and the environment. The Nominating Committee considers long- and short-term trends and their potential environmental and social impact to our business. The Nominating Committee’s role in overseeing our ESG programs has been formally designated and codified in the Nominating Committee’s charter. The Chairperson of this committee, Elizabeth Mora, is a seasoned ESG professional who provides guidance to our Board and management. Our ESG programs are managed by our Vice President of Human Resources, Compliance and Corporate Secretary, Amy Fukutomi. Our Corporate Social Responsibility Committee (“CSR Committee”), which oversees human rights, supply chain and customer social audits, is chaired by Ms. Fukutomi. We also have an ESG Council comprised of members of senior management, company Vice Presidents and department stakeholders.

Limoneira Company	12	2026 Proxy Statement

The ESG Council also functions as the Company’s Environmental Management System (“EMS”), which provides a formal structure for reducing our environmental impact and improving operating efficiency. The roadmap of our EMS, as set forth below, outlines the procedure for continuously identifying problems, planning and implementing the solutions, measuring progress, and reviewing results before returning to the identification phase. Our Board considers any environmental, social, or health and safety matters at each of its regular meetings with reports by management.

Sustainable Development Goals Roadmap

Limoneira aligns with the United Nation’s Sustainable Development Goals (“SDGs”). While the goals were originally developed for use by governments, the goals prove to be valuable for corporations as well. We use the SDGs to inform the direction of our sustainability program and to align on common goals with other like-minded institutions.

Environmental:

We are dedicated to continual improvement and the adoption of practices that strengthen our business, minimize negative environmental impact, and ensure the long-term viability of our operations.

Social:

We are committed to improving the lives of all our stakeholders by helping to provide access to our products, increasing the diversity within our Company, and safeguarding human rights.

Governance:

We are resolute in upholding strong governance practices to protect the interests of and create long-term value for our investors, supply chain, customers, employees and communities.

Limoneira Company	13	2026 Proxy Statement

Governance

Corporate Accountability

Operating ethically and with integrity while abiding by local, regional, and national regulatory and legal standards governing our industry is an integral part of how we do business — and we expect the same from our partners and supply chain. We disclose policies on our website that govern how we operate and help ensure enterprise-wide compliance to further increase the trust and support of our stakeholders.

Risk Management

Risk management is an essential and dynamic process involving identification, evaluation, and response to potential threats and uncertainties that could potentially impact the business. Risks may arise from a variety of sources including regulatory changes, environmental factors, natural disasters, economic pressures, technological disruptions, health and safety, and human rights risks across the supply chain. Ultimate oversight of the Company’s risks lies with the Board and its Risk Management Committee (“Risk Committee”).

Cybersecurity

Limoneira recognizes that cybersecurity is an important aspect of risk management. Our Board and its Risk Committee oversee our cybersecurity program and receive regular reports from our management team to ensure that directors are fully versed on this topic and evaluate the program on a continual basis for its scope and efficacy. Our Vice President of Packing and Technology and Director of Information Technology directly manage information security and lead the development of enterprise-wide policies, standards, strategies, architectures, and processes. We also work with our independent registered public accounting firm and internal auditors to continually develop and evaluate our programs.

We are committed to continued investment and strengthening of our computer systems, software, networks, and other technological assets. Our information security program is designed to preserve the integrity, confidentiality, and continued availability of data owned by, or in the care of, the Company and to protect against cybersecurity attacks by unauthorized parties or individuals attempting to gain access to confidential information, destroy data, degrade or disrupt service, sabotage systems, or otherwise cause damage.

Social

Community Involvement, Philanthropy and Education

Limoneira adopts a comprehensive approach to social responsibility, serving as a steadfast ally to its surrounding communities. From fostering educational avenues, making donations, to championing volunteerism, we take pride in our endeavors to uplift communities and support those in need. Our dedication transcends mere gestures; it’s woven into partnerships like the one with Food Share of Ventura County, ensuring that vital, nourishing sustenance reaches those facing hardships. We actively participate in initiatives like Crime Stoppers, contributing to the safety of our neighborhoods.

Additionally, we collaborate with affordable housing organizations such as House Farmworkers Community Group, underscoring our commitment to accessible housing solutions. Many of our team members hold active roles in various community groups, including the Boys and Girls Club, Rotary, Chamber of Commerce, Ag Leadership, industry-specific organizations and educational boards. As a company, we endeavor to play our part in shaping a brighter future for all.

Recognizing the value of education, we sponsor a Limoneira Employee Scholarship Fund open to all employees and their dependents. By providing the opportunity to access higher education, we are able to enrich the lives of our employees by investing in their futures and promoting opportunities for upward social mobility.

Education is among a community’s most valuable assets. As such, we work to share our knowledge and encourage the next generation in sustainable agriculture. We often host educational tour groups of various ages to provide insights into the fascinating world of agriculture, help people to connect with the origins of their food, and learn what it takes to put a piece of fruit on the table. We also participate in career seminars and STEM Day activities both at the ranch and offsite.

Limoneira Company	14	2026 Proxy Statement

Employee Wellbeing and Safety

Employee wellbeing and safety stand as non-negotiable priorities at Limoneira. We recognize that our team members are the life force of our organization, and we make every effort to promote a culture of health and safety. We firmly believe that a healthy, safe, and valued workforce not only drives our success but also embodies the core values that define Limoneira’s culture and identity. We are steadfast in our commitment to workplace safety through rigorous training and protocols, ensuring the mental and physical wellbeing of our employees through support systems and on-site health resources and providing competitive compensation and benefits packages that recognize their contributions. We firmly believe that a healthy, safe, and valued workforce not only drives our success but also embodies the core values that define Limoneira’s culture and identity.

Employee Compensation and Benefits

We are an equal opportunity employer offering equitable pay and opportunities, paired with a best-in-class benefits package including affordable top-tier healthcare, vision and dental insurance, and an optional flexible spending account. To better help our employees secure their financial futures, we also provide a generous 401(k) contribution and matching program.

We recognize the difficulty in finding affordable housing. We own and maintain 238 housing units located primarily near our headquarters in Ventura County, California. Leasing priority is offered to Limoneira employees, labor contractors, and other farmworkers. This unique employment benefit provides safe and affordable housing while allowing us to maintain a dependable, long-term employee base. We contract with a local transportation company to provide our residents’ children with safe and convenient transportation to and from school. The proximity of our housing units to our facilities allows workers to easily commute to and from work.

Environmental

Natural Resources

Limoneira recognizes that agriculture would be impossible without natural resources, and we created an array of initiatives to promote and protect them. Our team is constantly experimenting with regenerative practices to utilize land and water resources as efficiently as possible, while we continue to expand our application of cover crops and pollinator habitats to support above and belowground biodiversity.

Climate Smart Agriculture

Climate smart agriculture is a farming methodology that promotes sustainability while addressing challenges posed by climate change. It is intended to improve resilience to climate variability and enhance food security, while mitigating the effects of climate change on agricultural systems and reducing the environmental burden of agricultural activities. The approach involves the integration of technology, such as our soil moisture monitoring systems, and the adaptation of sustainable land management practices, such as cover cropping or the conversion to no-till. At Limoneira, climate smart agriculture is exemplified by our application of integrated pest management, low-impact farming practices, and our leverage of natural ecosystem services.

Waste

We appreciate that resources are finite, and we manage our waste stream to prioritize environmental responsibility, resource conservation, and community wellbeing. We strive to minimize waste generation at the source and divert as much waste from landfills as possible. The majority of waste produced by Limoneira is organic material from the production process, which accounts for 88% of our total waste stream by mass. We recycle 100% of our organic waste through our strategic partnership with Agromin. This, along with other green waste collected across Ventura County, is transformed into nutrient-rich mulch, which is then reapplied to our orchards. In doing so, we are able to divert this material from landfills while enhancing the quality of our soil.

Limoneira Company	15	2026 Proxy Statement

Corporate Governance and Related Matters

Corporate Governance Policies

We have the following corporate governance policies:

•	Anti-Corruption Policy;

•	Ethics Code;

•	Corporate Governance Guidelines;

•	Regulation FD Disclosure Policy;

•	Stock Ownership Guidelines (“Ownership Guidelines”);

•	Amended and Restated Clawback Policy (“Clawback Policy”);

•	Code of Business Conduct and Ethics for Directors (“Directors Code”); and

•	Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures and Guidelines with Respect to Certain Transactions in Securities of Limoneira Company and Other Companies in which Limoneira Maintains a Relationship (“Insider Trading Policy”).

Board of Directors Highlights

•	Seven (7) current directors; six (6) are independent and two (2) are women;

•	Standing committee chairs are independent, consisting of independent chairs of the Audit & Finance Committee (“Audit Committee”), Compensation Committee, Nominating & Corporate Governance Committee (“Nominating Committee”), and Risk Management Committee (“Risk Committee”);

•	Executive sessions of non-management directors are held at each regular Board and committee meetings;

•	75% of committee leadership roles are held by women;

•	Six (6) of our seven (7) Board members have experience on other public company boards and two (2) of our seven (7) Board members are current or former public company chief executive officers; and

•	Annual Board, committee, and individual performance evaluations assess the skills and performance of our directors.

Board of Directors Structure

The Bylaws provide that the exact number of directors shall consist of not less than six (6) and not more than twelve (12) directors as fixed from time to time by resolution of a majority of the total number of directors that the Company would have if there were no vacancies. Our Board is currently fixed at seven (7) directors. Our Bylaws divide the Board into three (3) classes, each class serving for a term ending on the date of the third Annual Meeting of Stockholders following the Annual Meeting of Stockholders at which such director was elected.

Effective January 1, 2024, our seven (7) directors are divided among the three (3) classes as follows:

Class I Directors	Class II Directors	Class III Directors
Term expires 2027 Annual Meeting	Term expires 2028 Annual Meeting	Term expires 2026 Annual Meeting
Harold S. Edwards Edgar A. Terry	Barbara Carbone Gordon E Kimball Scott S. Slater	Elizabeth Mora Peter J. Nolan

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Board of Directors Oversight Responsibilities

Leadership Structure

The leadership structure of the Board is centered on the concept of an appropriate balance between management and the Board. The Board believes that it is in the Company’s best interests that the Chairperson and Chief Executive Officer roles are separate. The separation allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairperson can focus on leading the Board in its consideration of strategic issues, critical discussions, and monitoring corporate governance and stockholder issues. To encourage open discussion and communication among the directors, executive sessions of non-management directors are held during each Board and committee meeting. Mr. Scott S. Slater was appointed Chairperson of the Board in July 2022. Mr. Harold S. Edwards serves as the Company’s President and Chief Executive Officer. Mr. Edwards is also a member of the Board.

Our Board established an Audit Committee, Compensation Committee, Nominating Committee, and a Risk Committee. Each committee plays an important role in the governance and leadership of the Board, and each is chaired by an independent director. For additional information regarding these committees, please see “Committees of the Board of Directors” and for biographies of the Chairperson and members of each of the committees, please see “Proposal 1: Election of Directors.”

Risk Oversight

Although management is responsible for the day-to-day management of the risks of our Company, the Board and its committees have active roles in overseeing the management of our risks and bear the ultimate responsibility for risk management. The Board regularly reviews information regarding our operational, financial, technological, legal, environmental, industry, human capital and strategic risks. Specifically, executive management attends meetings of the Risk Committee, provides presentations on operations including our risk matrix, and is available to address any questions or concerns raised by the Board. Company subject matter experts attend to provide additional information, data and participate in the discussions, as needed. Our Board believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks, and adopting appropriate controls and mitigation activities for such risks. Our committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk aligned with its area of focus. In addition, the Board receives reports from our independent registered public accounting firm, internal auditors and other consultants and meets in executive sessions with these outside consultants.

Code of Ethics

Our Code of Ethics (“Ethics Code”) sets forth our commitment to ethical business practices. Our Ethics Code applies to our directors, officers and staff, as well as others conducting business on our behalf, including consultants and temporary workers (as applicable by law). We require annual certification of our Ethics Code by employees and our Board. Copies of our Ethics Code are provided without charge upon written request to: Investor Relations at Limoneira Company, 1141 Cummings Road, Santa Paula, California 93060. The Ethics Code is also available on our website at https://investor. limoneira.com/corporate-governance/overview. Any amendments to or waivers from the Ethics Code granted to Directors or any NEO are disclosed on our website promptly following the amendment of wavier. There were no waivers granted or requested in fiscal year 2025.

Code of Business Conduct and Ethics for Directors

Our Board believes it is in the best interest of the Company to have a Directors Code to align with corporate governance best practices, promote ethical behavior and protect confidential information provided to directors. The Directors Code is available on our website at https://investor.limoneira.com/corporate-governance/overview.

Corporate Governance Guidelines

Our Corporate Governance Guidelines serve as a flexible framework within which our Board and its committees operate. The Corporate Governance Guidelines cover several areas, including Board composition, role of the Chairperson, Board meetings, director selection and qualifications, Board operations and performance, performance evaluations, and succession planning. Our Corporate Governance Guidelines document is available on our website at https://investor. limoneira.com/corporate-governance/overview.

Limoneira Company	17	2026 Proxy Statement

Stock Ownership Guidelines

Our Board believes that certain officers and non-employee directors of the Board should own significant amounts of the Company’s Common Stock to promote a long-term perspective in managing the Company and ensure alignment with stockholders, capital markets and public interests. To meet this objective, the Board has Ownership Guidelines for certain officers and non-employee directors of the Board, consistent with best practices and stockholder advisor expectations for public companies. In addition to the non-employee directors of the Board, the individuals who are subject to the Ownership Guidelines are the President and Chief Executive Officer and Chief Financial Officer. The Ownership Guidelines are available on our website at https://investor.limoneira.com/corporate-governance/overview.

Policy Regarding Recoupment of Incentive Compensation (Clawback Policy)

The Board believes that it is in the best interests of the Company and its stockholders to maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. Therefore, the Board adopted a Clawback Policy that provides for the recoupment of erroneously awarded executive compensation, including both performance-based and time-based incentive compensation, in the event an accounting restatement is required. The Clawback Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Exchange Act Rule 10D-1, and Nasdaq Stock Market Listing Rule 5608. The Clawback Policy is available on our website at https://investor.limoneira.com/corporate-governance/overview.

Hedging and Pledging Policies

Among other things, the Insider Trading Policy prohibits all members of the Board, all executive officers of the Company, and other specifically designated employees of the Company (collectively, “Pre-Clearance Persons”) from engaging in certain short-term or speculative transactions in securities issued by the Company (the “Covered Securities”).

Specifically, Pre-Clearance Persons are generally prohibited from engaging in hedging transactions with respect to Covered Securities; short sales of Covered Securities; short-term trading of Covered Securities (subject to certain exceptions); and transactions in put options or call options (or any derivative security that has similar characteristics to those options) on an exchange or in any other organized market. Unless advance approval is obtained from the compliance officer, these restrictions regarding short-term or speculative transactions also apply to each Pre-Clearance Person’s immediate family members (including his or her spouse), other persons living in such Pre-Clearance Person’s household, and entities over which such Pre-Clearance Person exercises control. While employees who are not Pre-Clearance Persons are not generally prohibited from engaging in the above transactions, the Company strongly discourages all the Company’s employees (including part-time and temporary employees), officers, directors, consultants, and contractors from engaging in such transactions. In addition, Pre-Clearance Persons are required to obtain prior written approval from the compliance officer before holding Covered Securities in a margin account or pledging Covered Securities as collateral for a loan. The Insider Trading Policy is also available on our website at https://investor.limoneira.com/corporate-governance/overview.

Board of Directors Meetings and Attendance

Directors are expected to attend Board, strategic planning, and applicable Board committee meetings and to review meeting materials in advance of such meetings. Directors also are expected to attend the Company’s Annual Meeting of Stockholders as well as listen to the quarterly earnings conference calls in real time or a recording soon thereafter.

The Board met fourteen (14) times during fiscal year 2025 including ten (10) special meetings. All Board meetings had 100% attendance. Five (5) of our seven (7) directors attended the 2025 Annual Meeting of Stockholders held in person.

Director Independence

The NASDAQ Rules require that a majority of the Board be independent. The Board consists of seven (7) directors, of which six (6) are non-management directors. Each year, the Board reviews the materiality of any relationship that any of our directors may have with the Company, either directly or indirectly. No member of the Board has any relationship or arrangement that would require disclosure under Item 404 of Regulation S-K. For additional information see “Certain Relationships and Related-Party Transactions” in this proxy statement. Based on this review, the Board determined that the following current directors are “independent directors” as defined by the NASDAQ Rules: Messrs. Gordon E. Kimball, Peter J. Nolan, Scott S. Slater, Edgar A. Terry and Mses. Barbara Carbone, and Elizabeth Mora.

Limoneira Company	18	2026 Proxy Statement

Each director who is a member of the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee is an independent director.

Committees of the Board of Directors

Committee Overview

The standing committees of the Board include the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee. A copy of the charters for each of the standing committees is available on the Company’s website at https:// investor.limoneira.com/corporate-governance/overview.

The composition of our committees is as follows:

Fiscal Year 2025 Committees	Barbara Carbone	Harold S. Edwards	Gordon E. Kimball	Elizabeth Mora	Peter J. Nolan	Scott S. Slater	Edgar A. Terry
Audit & Finance
Compensation
Nominating & Corporate Governance
Risk Management

 Member

 Chair

Audit and Finance Committee

Ms. Carbone and Messrs. Kimball and Nolan served on our Audit Committee in fiscal year 2025 with Ms. Carbone serving as Chairperson. The Audit Committee met four (4) times during fiscal year 2025 with 100% attendance.

The Audit Committee is comprised entirely of independent directors who meet the independence requirements of the NASDAQ Rules and Rule 10A-3 of the Exchange Act, and includes at least one “audit committee financial expert,” as required by applicable SEC regulations. The Board determined that Ms. Carbone and Mr. Nolan each qualify as an “audit committee financial expert,” as defined by the SEC. The Audit Committee is also established in accordance with section 3(a) (58)(A) of the Exchange Act (15 U.S.C. 78c(a)(58)(A)). The Audit Committee operates under a written charter, which reflects the requirements regarding audit committees under the NASDAQ Rules and the Sarbanes-Oxley Act of 2002, as amended. A copy of the Audit Committee charter can be found on our website.

The Audit Committee is responsible for, among other things:

•	retaining and overseeing our independent registered public accounting firm;

•	assisting the Board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with legal and regulatory requirements;

•	reviewing and approving the plan and scope of the internal and external audit;

•	pre-approving any audit and non-audit services provided by our independent registered public accounting firm; and

•	approving fees to be paid to our internal audit service providers.

Additionally, the Audit Committee is responsible for reviewing with the Chief Executive Officer, Chief Financial Officer and independent registered public accounting firm the adequacy and effectiveness of our internal controls, preparing the Audit Committee report to be filed with the SEC and conducting an annual review and assessment of the Audit Committee’s performance and the adequacy of its charter.

Limoneira Company	19	2026 Proxy Statement

Compensation Committee

Mses. Mora and Carbone and Mr. Slater served on our Compensation Committee for fiscal year 2025 with Ms. Mora serving as Chairperson. The Compensation Committee met seven (7) times during fiscal year 2025 with 95% attendance..

The Compensation Committee is comprised entirely of independent directors who meet the compensation committee independence requirements of the NASDAQ Listing Rules. In accordance with the Compensation Committee charter, the members are “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act.

The Compensation Committee is responsible for, among other things:

•	determining compensation policies for executive officers and independent directors;

•	overseeing the Company’s cash and equity-based compensation plans;

•	determining all aspects of compensation packages for executive officers, and for reviewing such compensation for our directors; and

•	recommending terms and awards of stock compensation to the Board.

The Compensation Committee is responsible for reviewing organizational and staffing matters of the Company, reviewing and discussing the Compensation Discussion and Analysis disclosure with management and recommending its approval in the proxy statement, and granting the right for directors, officers and employees to receive indemnification, as applicable. The Compensation Committee is also responsible for reviewing the adequacy of its charter, a copy of which can be found on our website.

The Compensation Committee is also responsible for determining all aspects of compensation packages for executive officers, and for reviewing such compensation for our directors. Our NEOs annually review their current and future goals and compensation structure with the Compensation Committee. During this review, the Compensation Committee considers any changes within the NEO role(s), the nature and responsibility of the position and, to the extent available, salary norms for comparable positions, the information and advice provided by the Company’s independent compensation consultant, the expertise of the individual executive, the competitiveness of the market and any recommendations of our President and Chief Executive Officer. The Compensation Committee then makes recommendations to the Board for approval and/or changes to NEO compensation.

From time to time, the Compensation Committee retains, without the recommendation of management, an independent compensation consultant to provide advice and recommendations on competitive market practices and pay levels of directors, as well as market specific practices regarding incentive-based plans. In this role, the compensation consultant works with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent.

It is Company policy to retain an independent compensation consultant approximately every two (2) years to assist with reviewing, and if necessary, redesigning, the compensation structure for executive officers and non-management directors. During fiscal year 2023, the Compensation Committee engaged Pearl Meyer and Partners LLC (“Pearl Meyer”), an independent, leading advisor to boards and senior management on compensation, as an independent compensation consultant to advise the Compensation Committee and to assist with redesigning the compensation structure for non-management directors, NEOs and management. The redesigned compensation structure was implemented in fiscal year 2024 and remained in place during fiscal year 2025. During fiscal years 2025 and 2026, the Compensation Committee engaged Pearl Meyer to review and analyze peer group data and the existing compensation structure to assess whether any changes are necessary to ensure alignment with our strategic objectives and market practices.

For additional information on Pearl Meyer - please see “Director Compensation,” “Key Compensation Objectives,” “Key Compensation Program Highlights for Fiscal Year 2025,” and “Elements of Compensation” below.

The Compensation Committee evaluated Pearl Meyer’s independence pursuant to the SEC rules and the NASDAQ Rules. The Compensation Committee determined that Pearl Meyer is independent, and there is no conflict of interest as a result of the work performed by Pearl Meyer during fiscal years 2025 and 2026. For additional information concerning the Compensation

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Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” and “Key Compensation Decisions” sections of this proxy statement.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of our Compensation Committee and any of our NEOs that require disclosure under the applicable rules promulgated under the federal securities laws.

Nominating and Corporate Governance Committee

Ms. Mora and Messrs. Slater and Terry served on the Nominating Committee for fiscal year 2025 with Ms. Mora serving as the Chairperson. The Nominating Committee met four (4) times during fiscal year 2025 with 100% attendance.

The Nominating Committee is comprised entirely of independent directors who meet the independence requirements of the NASDAQ Rules. The Nominating Committee is responsible for, among other things:

•	recommending the number of directors to comprise the Board;

•	identifying and evaluating individuals, or incumbent directors, qualified to become or remain members of the Board;

•	recommending to the Board nominees for each Annual Meeting of Stockholders;

•	recommending to the Board the candidates for filling vacancies that may occur;

•	reviewing the Board’s independent director compensation process, self-evaluations and policies;

•	overseeing compliance with the Ethics Code;

•	monitoring developments in the law and in corporate governance; and

•	overseeing the Company’s ESG programs and practices.

The Nominating Committee is also responsible for reviewing the adequacy of its charter, a copy of which can be found on our website.

Risk Management Committee

Messrs. Kimball, Nolan and Terry served on the Risk Management Committee for fiscal year 2025 with Mr. Terry serving as the Chairperson. The Risk Management Committee met four (4) times during fiscal year 2025 with 100% attendance.

The Risk Committee is comprised entirely of independent directors who meet the independence requirements of the NASDAQ Rules. The Risk Committee is responsible for, among other things:

•	reviewing and approving risk management policies and associated framework, processes and practices;

•	evaluating significant risk exposures of the Company and assessing management’s actions to mitigate the exposures; and

•	overseeing management’s measures to achieve a prudent balance between risk and reward in both ongoing and new business activities.

Director Compensation

The compensation program for our non-employee directors is intended to be competitive and fair so that we can attract and retain the best talent to our Board, and recognize the time and effort required of a director given the size and complexity of our operations. In addition to the cash compensation for director fees and committee membership, we provide equity grants and have Ownership Guidelines to align directors’ interests with our stockholders’ interests and to ensure focus on our long-term growth, our road map and success.

Limoneira Company	21	2026 Proxy Statement

Director Compensation Structure for Fiscal Year 2025

There were no changes to the director compensation in fiscal year 2025.

•	Equity Compensation. Each non-employee director receives an annual grant of restricted stock on the date of the Annual Meeting of Stockholders, with a grant date fair market value of $85,000, based on the closing price of our Common Stock on the grant date. The restricted stock vests in one-year, on April 9, 2026, consistent with the 2022 Plan, which requires a minimum one-year vesting period for all awards granted under the plan.

•	Cash Compensation. The balance of the total annual compensation is paid in cash quarterly in arrears.

•	Expenses. Directors (including the Chairperson of the Board) are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or committees. The Company also reimburses directors for all reasonable and authorized business expenses related to service to the Company in accordance with the policies of the Company as in effect from time to time.

The following table sets forth the director total annual compensation fee schedule for service on the Board and committees for fiscal year 2025. Limoneira does not issue option awards, and no non-management directors have any option awards outstanding. Our management director, Mr. Edwards, does not receive any compensation for his service on the Board or for attending any Board or Committee meetings.

	Member	Chair
Director Fees(1)	$145,000	$205,000
Audit & Finance Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating & Corporate Governanace Committee	$7,500	$15,000
Risk Management Committee	$6,000	$12,000

(1)	Director Fees are paid $60,000 cash and $85,000 equity based on closing market price on the day of our 2025 Annual Meeting held April 9, 2025. The Board Chair receives an additioal $60,000 cash premium.

Pearl Meyer Engagement

The Company’s Non-Employee Director Compensation Guidelines set forth the process by which the Compensation Committee reviews non-employee director compensation to ensure such compensation supports the Company’s objectives and remains aligned with market practices. As part of its oversight and review, the Company engages a compensation consultant periodically to assist with reviewing, and if necessary, redesigning, the non-employee directors program.

During fiscal year 2023, the Compensation Committee engaged Pearl Meyer to review non-employee director compensation. Pearl Meyer benchmarked non-employee director compensation against the same compensation peer group used to assess executive compensation for our named executive officers (“NEOs”) and, based on this analysis, recommended changes to the compensation structure of our non-employee directors. The Compensation Committee approved these, effective November 1, 2024. No changes were made to non-employee director compensation during fiscal year 2025.

In late fiscal year 2025 and early fiscal year 2026, the Compensation Committee engaged Pearl Meyer to review the Company’s compensation peer group and assess whether any updates were warranted. Based on this review, in January 2026, the Board approved an updated peer group at the recommendation of Pearl Meyer. The Board determined that the updated peer group was appropriate based on merger and acquisition activity within the prior peer group and the Company’s objective of maintaining a relevant and appropriately sized peer group. See “Compensation Peer Group” below for detailed information.

During fiscal year 2026, Pearl Meyer reviewed the Company’s non-employee director compensation program and benchmarked such compensation against the updated peer group. As part of its review, Pearl Meyer evaluated the scope and demands of the Company’s board responsibilities and noted that non-employee director compensation levels had not been adjusted since November 2024. Based on this assessment, Pearl Meyer recommended increasing non-employee director compensation for fiscal year 2026 as follows: raising the annual Board cash retainer from $60,000 to $70,000 and

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increasing the annual restricted stock grant from $85,000 to $90,000. After discussion, the Board decided not to approve the increases to non-employee director compensation, as the Board believes that the Company’s current non-employee director compensation program appropriately reflects the scope and demands of Board service and sufficiently supports the recruitment and retention of qualified directors and aligns directors’ interests with long-term stockholder value.

The following table provides compensation paid to our non-management directors for fiscal year 2025

Director Name	Total FY 2025 Compensation ($)	Fees Earned Paid in Cash ($)	Equity Stock Award(1) ($)	Equivalent Shares(1) (#)
Barbara Carbone	172,500	87,500	85,000	5,090
Harold S. Edwards(2)	—	—	—	—
Gordon E. Kimball	161,000	76,000	85,000	5,090
Elizabeth Mora	175,000	90,000	85,000	5,090
Peter J. Nolan	161,000	76,000	85,000	5,090
Scott S. Slater	220,000	135,000	85,000	5,090
Edgar A. Terry	164,500	79,500	85,000	5,090
	1,054,000	544,000	510,000	30,540

(1)	The value of equity stock awards is the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718 - Compensation - Stock Compensation. Shares were issued on April 9, 2025 at closing market price of $16.70.

(2)	Non compensated Management Director.

Limoneira Company	23	2026 Proxy Statement

Proposal 1: Election of Directors

Nominations of Directors

Board of Directors Refreshment

Our Nominating Committee is committed to thoughtful Board refreshment and regularly evaluates qualities, skills and other director attributes that would enhance the Board’s composition. In the case of any incumbent director with an expiring term, the Nominating Committee reviews the director’s contribution to the Company, including the director’s skills, number of meetings attended, level of participation, quality of performance, the Board’s needs and any relationships and transactions that might impair such director’s independence. The Nominating Committee also considers the results of the Board self-evaluations and Director & Officer Questionnaires which each Board member completes annually. The Board also periodically participates in a roles and responsibilities workshop, led by outside counsel, designed to strengthen corporate governance and ensure directors manage risk effectively and uphold their fiduciary duties. There were no changes to the Board during fiscal year 2025 and the average tenure for directors is 10.5 years.

Nominations of Directors

The Nominating Committee is responsible for selecting nominees for election to the Board as set forth in the Nominating Committee Charter and Corporate Governance Guidelines. In considering Board candidates, the Nominating Committee evaluates the entirety of each candidate’s attributes, credentials and other factors as described in the Company’s Corporate Governance Guidelines. The Nominating Committee believes the qualifications identified below enhance the effectiveness of the Board and analyzes each candidate with these attributes in mind.

The Board believes the directors should possess:

the requisite combination of diverse skills;

professional experience;

ability to make independent decisions and analytical inquiries; and

a wide range of backgrounds and perspectives to meet the Company’s current and future needs.

When evaluating director candidates, the Nominating Committee takes into consideration:

experience and expertise in our industry;

experience as a board member of another public company;

current Board size and composition and the extent to which a candidate would fill a present need on our Board; and

the other ongoing and future commitments and obligations of the candidate.

In considering the nomination of existing directors, the Nominating Committee takes into consideration:

the director’s contributions to the Board;

the director’s ability to attend meetings and fully participate in Board and committee activities;

any new relationships with the Company or other organizations, or other circumstances that may have arisen, that might make it inappropriate for the director to continue serving on the Board;

Limoneira Company	24	2026 Proxy Statement

the director’s age and length of service on the Board; and

the most recent Director & Officer Questionnaires, board evaluations and skills assessment.

The Nominating Committee will consider director candidates recommended by Company stockholders, as provided for in the Corporate Governance Guidelines and in the Nominating Committee charter. The Nominating Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board at an Annual Meeting of Stockholders must do so by delivering no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders a written recommendation to the Nominating Committee c/o Limoneira Company, 1141 Cummings Road, Santa Paula, CA 93060, Attn: Corporate Secretary, and must meet the deadlines and other requirements set forth in our Bylaws and the rules and regulations of the SEC. If a stockholder, in accordance with the procedural requirements discussed above, recommends a proposed director candidate, the Corporate Secretary will provide such stockholder recommendation to the Nominating Committee. The Nominating Committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by Company’s stockholders.

Board of Directors and Director Evaluation and Review Process

Board and committee evaluations play a critical role in supporting the effective functioning of our Board. Through evaluations, our directors review where they believe our Board functions effectively and, importantly, areas where our Board thinks there may be opportunities for improvement, including through Board refreshment. Each director also completes evaluations for each committee on which they serve. The Nominating Committee administers the evaluation process, reviews the results and makes recommendations to the Board.

For fiscal year 2025, we considered the Board and each committee to be operating effectively, with the appropriate balance among oversight, governance, strategic and operational matters.

Board of Directors Experience

The Board refreshment in fiscal year 2023 resulted in a decrease in the average tenure, and our Board now has a greater mix of directors with demonstrated breadth and depth of management and leadership experience and financial and business acumen. We believe our Board is well-suited to evaluate strategic opportunities and challenges and to analyze those opportunities and challenges both independently and collaboratively. The Board has broad and diverse knowledge of our Company and other relevant experience, including expertise in finance and accounting, leadership, education, law, agriculture, c-suite and senior management leadership, community relations, water stewardship, risk management, land management, human resources and ESG.

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Fiscal Year 2025 - Director Skills	Barbara Carbone	Harold S. Edwards	Gordon E. Kimball	Elizabeth Mora	Peter J. Nolan	Scott S. Slater	Edgar A. Terry
Independent Director	●		●	●	●	●	●
Strategic Transformation Leadership (Experience driving strategic direction & growth shifting its business strategy)	●	●	●	●	●	●	●
Financial Literacy (Financial Expert, Public Accounting, Financial Management, Banking)	●	●	●	●	●		●
Corporate Governance (Legal, Insurance)		●		●	●	●	●
Global Business Background (Experience & exposure to markets outside of the U.S.)	●	●			●
Public Company Board Service	●	●		●	●	●	●
C-Suite & Senior Management Leadership		●	●	●	●	●	●
Industry Background (Agriculture, Water Rights, Real Estate)		●	●		●	●	●
Technology (Software, Cybersecurity, ERM)		●		●			●
Operations & Human Resources	●	●	●	●	●	●	●
ESG (Sustainability, Community Affairs, Corporate Responsibility, Diversity, Inclusion)	●	●	●	●	●	●	●

Director Education

Our Board believes that ongoing director education is essential to enable directors to fulfil their roles and supports Board members in their continued development. New directors participate in an orientation program, and roles and responsibilities workshops are held periodically for current directors to reinforce their understanding of fiduciary duties and effective corporate governance. During Board and committee meetings and strategy sessions, we invite internal and external experts to present to our directors on relevant subjects to ensure they have all the information and knowledge necessary to make informed decisions for the Company and its stockholders. The Company is a member of the National Association of Corporate Directors, which offers each director and NEOs access to live education resources and webinars.

Nominees for Election to the Board of Directors

Pursuant to its charter, the Nominating Committee identifies individuals qualified to become directors, consistent with the Board’s criteria, and recommends to the Board the nominees to stand for election at the Annual Meeting of Stockholders.

The Nominating Committee recommended, and the Board nominated, Ms. Elizabeth Mora and Mr. Peter J. Nolan for election as Class III directors, each to serve a three-year term that expires at our 2029 Annual Meeting of Stockholders. Each nominee indicated a willingness to stand for re-election and to serve if re-elected. It is intended that the shares represented by the enclosed proxy will be voted for the election of the above-named nominees. Although it is anticipated that each nominee will be available to serve as a director, should any nominee be unable to serve, the proxies will be voted by the proxy holders in their discretion for another person properly designated.

The Nominating Committee and the Board believe each Class III nominee brings a strong and diverse set of skills and experience to the Company that strengthens our Board leadership and effectiveness with respect to our business and long-term strategy.

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Class III Directors – Term Expiring at 2026 Annual Meeting of Stockholders

AGE: 65 CLASS: III Compensation (Chair) Nominating & Corporate Governance (Chair)

Elizabeth Mora

Ms. Mora has served as a director of the Company since 2021. Ms. Mora is a seasoned board director, financial expert, and business operations executive, who built her career in the accounting, education, technology and research industries. Ms. Mora’s more than 30-year career began at PricewaterhouseCoopers and her most recent role was as Chief Administrative Officer, Vice President for Finance, Administration and Treasurer at the Charles Stark Draper Laboratory, Inc., a position she held from 2008 to 2020. Ms. Mora served in a variety of executive management roles at Harvard University from 1997 to 2008, including as Chief Financial Officer and Vice President for Finance and Associate Vice President, Research Administration. Ms. Mora currently serves as a board member for two other companies; Inogen Inc. (Nasdaq: INGN), a medical technology company; and MKS Instruments (Nasdaq: MKSI), a global semi-conductor equipment, laser, and laser packaging company. Ms. Mora is a Certified Public Accountant and holds a Bachelor of Arts from the University of California, Berkeley, and a Master of Business Administration from Simmons College.

Ms. Mora’s extensive experience in public accounting and higher education provides the Board with financial and business expertise. Her deep knowledge and passion for sustainability enhances the Board and the Company’s commitment to ESG.

AGE: 67 CLASS: III COMMITTEES: Audit & Finance (Member) Risk Management (Member)

Peter J. Nolan

Mr. Nolan has served as a director of the Company since January 1, 2024. He currently serves as the chairman of Nolan Capital, Inc., which he founded in 2014 as the holding company for his family office to make long term investments in growth-oriented companies. Mr. Nolan also serves as a Senior Advisor to Leonard Green & Partners (“LGP’’). Mr. Nolan joined LGP as a Managing Partner in 1997. Previously, Mr. Nolan was a Managing Director and Co-Head of DLJ’s (now Credit Suisse) Los Angeles Investment Banking Division, which he joined in 1990. Prior to DLJ, Mr. Nolan was a First Vice President in corporate finance at Drexel, Burnham, Lambert in Beverly Hills from 1986 to 1990, a Vice President at Prudential Securities, Inc. from 1982 to 1986 and an Associate at Manufacturers Hanover Trust Company. Mr. Nolan serves as Chairman of Diamond Wipes International, Ortega National Parks, Country Supplier which owns C-A-L Ranch Stores and Beuri Pro Inc. He earned a Bachelor of Science degree in Agricultural Economics and Finance from Cornell University and a Master of Business Administration from the Johnson Graduate School of Management at Cornell University.

Mr. Nolan’s experience in finance, asset management, capital markets and capital management, and his experience as a senior executive and an institutional investor, provides the Board with financial and business expertise.

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Required Vote for Election of Directors

The election of directors is by plurality of the votes of present, in person or by proxy, at the Annual Meeting and entitled to vote thereon, with the two (2) nominees receiving the highest vote totals to be elected as directors. Broker non-votes and abstentions are not counted toward the election of directors or toward the election of individual nominees specified on the proxy and therefore, broker non-votes and abstentions shall have no effect on this proposal.

For the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate all your votes among the director nominees, as you see fit. You may not cumulate your votes against a nominee. If you are a stockholder of record and choose to cumulate your votes, you will need to make an explicit statement of your intent to cumulate your votes, either by so indicating on your proxy or by indicating in writing on your ballot when voting during the Annual Meeting. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee. If you vote by proxy or voting instruction card and submit your proxy with no further instructions, the designated proxies may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, provided that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting. Cumulative voting applies only to Proposal 1 – Election of Directors.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” all the nominees, Ms. Elizabeth Mora and Mr. Peter J. Nolan, to be elected to our Board as Class III directors for a term ending at our 2029 Annual Meeting of Stockholders.

Directors Not Up for Re-Election

Incumbent Class I Directors – Term Expiring at 2027 Annual Meeting of Stockholders

AGE: 60 CLASS: I President & CEO

Harold S. Edwards

Mr. Edwards has served as a director of the Company since 2009. Mr. Edwards has been President and Chief Executive Officer of the Company since November 2003. Previously, Mr. Edwards was the president of Puritan Medical Products, a division of Airgas Inc. Prior to that, Mr. Edwards held management positions with Fisher Scientific International, Inc, Cargill, Inc, Agribrands International, The Ralston Purina Company, and Mission Produce, Inc. Mr. Edwards is currently a member of the board of directors of Compass Group Diversified Holdings LLC (NYSE: CODI). Mr. Edwards is a graduate of Lewis and Clark College and the Thunderbird School of Global Management, now part of Arizona State University, where he earned a Master of Business Administration degree.

As the President and Chief Executive Officer of the Company, Mr. Edwards brings to our Board an intimate understanding of our business and operations. Mr. Edwards provides our Board with company-specific experience and expertise, in addition to his substantial experience as a chief executive officer and senior executive across a variety of industries.

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AGE: 66 CLASS: I COMMITTEES: Nominating & Corporate Governance (Member) Risk Management (Chair)

Edgar A. Terry

Mr. Terry has served as a director of the Company since 2017. Since 1982, Mr. Terry has worked for his family company, Terry Farms, Inc., which produces various vegetable and strawberry crops in Ventura County, California; he serves as its President and Chief Financial Officer (1990-Present). Additionally, he serves as President of Willal, Inc. (1990- Present). Mr. Terry also teaches corporate finance at California Lutheran University (1987-Present). In the past, Mr. Terry served as President of the Ventura County Farm Bureau (2001-2003) and as Chief Financial Officer of the District 63 Umpire Association (2006-2013). Mr. Terry currently serves as a director (and on various committees) on several companies and other entities, including Terry Farms Inc.; Farm Credit System; CoBank; Willal, Inc.; Rancho Adobe, Inc.; Ventura County Fair Foundation, the Center for Economic Forecasting Advisory Board at California Lutheran University and the Federal Farm Credit Funding Corporation. Mr. Terry is a graduate of California Lutheran University where he earned a Bachelor of Science degree and a Master of Business Administration degree.

Mr. Terry’s extensive experience in agribusiness, finance, and the Ventura County community provides the Board with important knowledge and perspective regarding the responsible use of the Company’s land and water resources, technical and financial expertise, and community relations.

Incumbent Class II Directors – Term Expiring at 2028 Annual Meeting of Stockholders

AGE: 67 CLASS: II COMMITTEES: Audit & Finance (Chair) Compensation (Member)

Barbara Carbone

Ms. Carbone has served as a director of the Company since 2022. Ms. Carbone served in several accounting and auditing-related roles at KPMG LLP, a multinational accounting and advisory firm from 1981 through September 2019. Prior to her retirement she served on the KPMG Partnership Audit Committee for six years including three years as the chairperson. Ms. Carbone currently serves on the board of directors and on the audit committee of The Cooper Companies, Inc. and on the board of directors and as audit committee chair of Bob’s Discount Furniture, Inc. Ms. Carbone served as the chairperson of the board of directors and a member of the workforce and compensation committees for TrueCar, Inc. from June 2023 to January 2026, and on the Audit Committee throughout her term on the board, as chair from December 2021. She served as a member of the board of directors, a member of the audit and transaction committees, and as chair of the compensation committee of DZS Inc. (NSDQ: DZSI) from January 2021 through March 2025 and as chair of the nominating and governance committee from May 2024 through March 2025. From September 1998 through December 2019, she served as a member of the board of directors, and chair of the audit committee, of the Women’s Business Enterprise National Council, the largest certifier of women-owned businesses in the United States and a leading advocate for women business owners and entrepreneurs. Ms. Carbone has a Bachelor of Science in Business Administration (Accountancy) from California State University at Sacramento.

Ms. Carbone’s extensive public reporting experience, audit committee leadership, and public board experience brings a level of diversity and financial expertise to the Board.

Limoneira Company	29	2026 Proxy Statement

AGE: 73 CLASS: II COMMITTEES: Audit & Finance (Member) Risk Management (Member)

Gordon E. Kimball

Mr. Kimball has served as a director of the Company since 1995. Mr. Kimball has been president of Kimball Engineering, Inc., which provides race car design and production services, since 1994. He is also the managing partner of Kimball Ranches, a 150-acre avocado ranch near Santa Paula, California. Prior to that, Mr. Kimball designed Formula One race cars in England and Italy for McLaren International, Ferrari and Benetton Racing from 1984 to 1992. From 1976 to 1983, he designed Indianapolis race cars for Parnelli Jones, Chaparral and Patrick racing teams. Mr. Kimball currently serves on the board of directors of the United Water Conservation District and the Fillmore and Piru Basins Groundwater Sustainability Agency. Mr. Kimball graduated from Stanford University where he earned his Bachelor of Science and Master of Science degrees in mechanical engineering.

Mr. Kimball’s experience as an entrepreneur and producer of avocados provides our Board with focused and insightful operational experience and leadership.

AGE: 67 CLASS: II Chairperson of the Board of Director COMMITTEES: Compensation (Member) Nominating & Corporate Governance (Member)

Scott S. Slater

Mr. Slater has served as a director of the Company since 2012. He was named Chairperson of the Board in July 2022. Mr. Slater is a shareholder with the law firm of Brownstein Hyatt Farber Schreck, with 40 years of experience representing clients in complex water matters. Mr. Slater is an experienced litigator, and now primarily provides transactional and strategic counseling on water related matters. He was the lead negotiator for the San Diego County Water Authority, in its consummation of the largest water transfer in United States history. The author of California Water Law and Policy, the leading water law treatise in California, he also taught water law at several graduate and law schools in the United States, Australia and China. He was the principal author of strategy to decentralize groundwater sustainability planning for the Republic of Tunisia in 2022-2023 and water law legislative reform in Western Australia. He was identified by the California Daily Journal as one of the best 100 lawyers in California. From 2011 until January 1, 2024, he served as the President, Chief Executive Officer and member of the board of directors of Cadiz Inc, a publicly traded company (NASDAQ: CDZI). He currently serves as a senior advisor to Cadiz Inc. and remains the CEO of ATEC Water Systems, a wholly owned subsidiary of Cadiz Inc. Mr. Slater graduated from University of Redlands with a Bachelor degree and University of the Pacific – McGeorge School of Law where he earned a Juris Doctor.

With his significant experience in the water field, Mr. Slater brings vast knowledge to the Board and the Company to assist them in, among other things, continued stewardship and management of the Company’s water assets.

Limoneira Company	30	2026 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our fiscal year 2025 executive compensation program and the oversight provided by the Compensation Committee. It also summarizes our compensation structure and discusses the compensation earned by our NEOs and should be read in conjunction with the Summary Compensation Table, related tables and disclosures for a more complete understanding of how our NEO compensation program operates. To ensure our leaders are driven to deliver excellence for our team members, our customers, and our stockholders, our executive compensation program is designed to link business priorities with performance.

Our NEOs for fiscal year 2025 were:

Harold S. Edwards(1)	President & Chief Executive Officer

Mark Palamountain	Executive Vice President, Chief Financial Officer & Treasurer

(1) Mr. Edwards is also a non-compensated management director.

Certain Information Regarding Our Executive Officers

Executive Officers Who Are Not Directors

AGE: 50 Executive Vice President, Chief Financial Officer & Treasurer (April 2024 - February 2026)

Mark Palamountain

Mr. Palamountain was appointed Executive Vice President, Chief Financial Officer and Treasurer in April 2024. He served as the Company’s Chief Financial Officer and Treasurer from January 2018 to February 2026. He was also the Corporate Secretary from January 2018 through July 2022. He has served as the Company’s Senior Director of Agricultural Operations from 2014 to 2018. From 2012 to 2014, Mr. Palamountain served as Director of Business Development and Business Integration at the Company. Prior to joining the Company, Mr. Palamountain was the Chief Executive Officer and a founder of Perpetual Power LLC, a leading solar integration company specializing in finance and product technology. From 2003 to 2008, he served as Managing Director, Head of NASDAQ Trading for Broadpoint Securities where he was responsible for all trading desk management functions for a team of 25 traders. Between 2001 and 2003, Mr. Palamountain was a Principal at Thomas Weisel Partners and from 1997 to 2001, he was a trader at JPMorgan Chase. Mr. Palamountain is a member of the board of directors and chair of the audit committee for VM Agritech. Mr. Palamountain is a graduate of the University of Colorado at Boulder, where he earned a Bachelor of Science degree in Finance.

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AGE: 64 Vice President, Chief Financial Officer & Treasurer (February 2026 - Current)

Gregory C. Hamm

Gregory C. Hamm has served as the Company’s Corporate Controller since 2004 and the Company’s Vice President and Corporate Controller since 2008, and was appointed Vice President, Chief Financial Officer and Treasurer on February 8, 2026. Mr. Hamm has served as a member of the Board of Directors for Limoneira’s Federal Credit Union since 2011 and as President of Limoneira’s Federal Credit Union from 2011 – 2021. Prior to joining the Company, Mr. Hamm served as the Corporate Controller for Enterprise Fish Co. and Hurry Curry of Tokyo Restaurants. Mr. Hamm is a graduate of the University of California at Santa Barbara where he earned a Bachelor of Arts Degree in Business Economics with an Accounting Emphasis.

Mr. Hamm was appointed Chief Financial Officer in fiscal year 2026 and did not serve as an NEO during fiscal year 2025. Accordingly, the compensation disclosure below is not applicable to him.

Key Executive Compensation Objectives

The compensation policies developed by the Compensation Committee are based on the philosophy that compensation should reflect both the Company’s performance, financially and operationally, the success of the Company in executing against our strategic roadmap, and individual performance. The Compensation Committee uses the following objectives when setting compensation for our NEOs:

Competitive Advantage	Setting compensation levels that are sufficiently competitive such that they will motivate and reward the highest quality individuals to contribute to our goals, objectives, and overall financial success. This is done in part through reviewing and comparing the compensation of other companies in our industry.

Retention	Retaining executives and encouraging their continued quality service, thereby encouraging and maintaining continuity of the management team. Our competitive base salaries combined with variable cash and equity incentive bonuses, and the long-term incentives through our retirement plan and the vesting requirements of our equity-based incentive bonuses, encourage high-performing executives to remain with the Company.

Performance Alignment	Incentivizing executives appropriately to manage risks while attempting to improve our financial results, performance, and condition. Our cash and equity incentive plans set Company-specific and individual goals for executives to ensure the executives are compensated in accordance with the Company’s performance.

Shareholder Alignment	Aligning executive and stockholder interests. The Compensation Committee believes the use of equity compensation as a key component of executive compensation is a valuable tool for driving sustained financial value creation and aligning the interests of our NEOs with those of our stockholders.

Tax-Advantaged Design	Obtaining tax deductibility whenever appropriate. The Compensation Committee believes tax deductibility for the Company is generally a favorable feature for an executive compensation program, from the perspectives of both the Company and the stockholders. The 2022 Plan has provisions relating to tax withholding and compliance with Section 409A of the Internal Revenue Code (the “Code”) to ensure the Company and the executives are obtaining favorable tax treatment.

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Market Standard	Instituting market best practices, including the Ownership Guidelines, the Clawback Policy, and a prohibition on hedging Company securities.

The Compensation Committee believes that the total compensation package for each of our NEOs is competitive with the market, thereby allowing us to retain executive talent capable of leveraging the skills of our employees and our unique assets to increase stockholder value.

Compensation Peer Group

For purposes of setting executive compensation levels for fiscal year 2025, the following compensation Peer Group was used:

Alico, Inc.	Calavo Growers, Inc.	Maui Land &	The St. Joe Company
Pineapple Company, Inc.
Benson Hill, Inc.	Farmer Bros. Co.	Mission Produce, Inc.	Village Farms International, Inc.
Bridgford Foods Corporation	Five Points Holdings, LLC	Tejon Ranch Co.	Vital Farms, Inc.
Cadiz, Inc.	Lifeway Foods, Inc.	The Duckhorn Portfolio, Inc.

In January 2026, at the recommendation of Pearl Meyer, the Board reviewed and approved an updated peer group for use beginning in fiscal year 2026. In conducting this review, Pearl Meyer evaluated the continued relevance of the existing peer group and screened potential additions, taking into account companies that cited Limoneira as a peer and applying the following general criteria:

•	Revenue: ranging from approximately $20 million to $1.2 billion

•	Industry (Primary GICS Classification): Agricultural Products, Distillers and Vintners, Packaged Foods and Meats, Real Estate Management and Development, and Water Utilities

•	ISS peer group alignment

Upon review and analysis, Pearl Meyer proposed the following changes to the existing peer group to reflect merger and acquisition activity within the prior peer group and to maintain an appropriately sized peer group:

•	Deletions: Benson Hill, Inc. (merged in September 2021 with Star Peak Corp II), and The Duckhorn Portfolio (acquired by Butterfly Equity).

•	Additions: Crimson Wine Group, Ltd. and SunOpta Inc.

The compensation peer group approved for purposes of setting 2026 executive compensation levels and benchmarking director compensation is as follows:

Alico, Inc.	Crimson Wine Group, Ltd..	Maui Land &	SunOpta Inc.
Pineapple Company, Inc.
Bridgford Foods Corporation	Farmer Bros. Co.	Mission Produce, Inc.	Village Farms International, Inc.
Cadiz, Inc.	Five Points Holdings, LLC	Tejon Ranch Co.	Vital Farms, Inc.
Calavo Growers, Inc.	Lifeway Foods, Inc.	The St. Joe Company

Stockholder Engagement and Key Accomplishments

We greatly value feedback from our stockholders and rely on such feedback to help us tailor our business policies and practices, including compensation policies and philosophies. Stockholder feedback is instrumental to our business operations and plays an essential role in the development of compensation guidelines and other business matters.

Accordingly, we provide stockholders with several opportunities to provide feedback. In addition to soliciting feedback through proxy voting, we frequently interact with stockholders throughout the year by hosting individual meetings with

Limoneira Company	33	2026 Proxy Statement

stockholders that hold approximately 30% of our outstanding shares of Common Stock. On a quarterly basis, we have outreach sessions with four (4) or five (5) of our largest stockholders following our quarterly earnings conference call.

Throughout the year, we participate in investor conferences and other presentations with current and prospective stockholders. Additionally, we appropriately engage our stockholders informally throughout the year as needed to provide transparency into emerging issues, to discuss milestones and to inform our decision-making. We engage our stockholders on a variety of governance matters, including our executive compensation practices. In fiscal year 2025, we conducted additional outreach to obtain feedback from several of our largest investors to understand key factors they consider when investing in a company and to request their opinions on our outreach efforts. We conducted an email survey to solicit input regarding the appropriateness of our stockholder engagement, stockholders’ level of access to management, the information provided during earnings calls and financial guidance and the importance of our level of attendance at investor conferences.

During the past two (2) fiscal years, we proactively engaged and responded to stockholders by taking the following actions:

Fiscal Year 2025

•	Engaged Pearl Meyer to review non-employee director compensation;

•	terminated the Strategic Alternative process;

•	reduced future expected SG&A expenses with movement of sales and marketing efforts to Sunkist; and

•	further streamlined company operations through a workforce reduction by eliminating twenty-six (26) full-time employment positions.

Fiscal Year 2024

•	Implemented new director compensation program as previously disclosed;

•	restructured and streamlined company operations by eliminating fifteen (15) full-time employment positions;

•	initiated the Strategic Alternative Process as previously disclosed;

•	continued to refresh the Board with the retirement of one (1) director and the election of one (1) new director; and

•	implemented the revised compensation programs approved in fiscal year 2023.

Key Compensation Program Highlights for Fiscal Year 2025

Benchmarking

Our executive and non-employee director compensation was developed with the assistance of Pearl Meyer and is reviewed annually based on:

•	Interviews with NEOs, members of the Board and the Compensation Committee chairperson to understand the roles, business strategy, performance measures, and projections;

•	Data collection and review of current Company compensation program documents;

•	External market assessment, including competitive analysis of market compensation and establishment of a market peer group; and

•	Report and recommendation based on Company and NEO performance, and analysis of peer group incentive programs and competitive pay levels including base and long-term equity incentive value.

Philosophy

The Compensation Committee reviewed the Company’s compensation philosophy and determined that the Company’s competitive objectives and desired mix of pay elements were appropriate for fiscal year 2025.

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Fiscal Year 2025 Compensation Structure

Base Pay	Base salaries are adjusted from time to time for the NEOs (and certain other employees) to keep pace with market increases and the Company’s overall growth.

Strategic Special Project Bonus	During fiscal year 2022, the Board approved a five-year strategic plan and roadmap to transition the Company to an “asset light” model, including monetizing specific assets and rightsizing the Company’s balance sheet. In connection with this strategic plan, the Board also established and approved a Strategic Special Project Bonus Program (the “SSP Bonus Program”) to incentivize our NEOs to successfully execute the roadmap.

Under the SSP Bonus Program, the Chief Executive Officer and the Chief Financial Officer were eligible to receive cash and restricted stock awards totaling five percent (5%) and three percent (3%), respectively, of gains on asset sales or development earnings received from the sale of certain land or water assets of the Company or real estate development.

See “Strategic Special Project Bonus” below for detailed information.

Short-Term Cash Incentive Compensation

Target cash incentive compensation is a percentage of base salary for the NEOs (and certain other employees) to align more closely with market levels.

Cash incentive compensation has an individual strategic performance component, such that 70% of the cash incentive compensation is based on the Company’s adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) performance relative to goals, and 30% is based on achievement of individual strategic performance objectives (“Performance Compensation Award”).

The threshold and maximum cash incentive compensation potential is structured as 75% and 125% of target, respectively, for the NEOs and all applicable employees.

See “Annual Performance Compensation Award” below for detailed information.

Long-Term Equity Incentive Compensation

Long-term equity incentive compensation is a prospective (upfront) value-based approach to making equity grants, which includes total grant values aligned with market levels and equity grants being made at the beginning of the fiscal year.

Annual long-term incentive compensation is a mix of 50% performance-based equity grants (“Performance Share-Based Award”) and 50% service-based restricted equity grants (“Restricted Share Award”). Performance Share-Based Awards have a longer, three-year performance period, with payouts based on achieving targeted three-year compound annual growth rates (“CAGR”) in revenues over the measurement period (“Performance Period”). The longer Performance Period is intended to motivate sustained performance for stockholders over a number of years.

See “Annual Equity Incentives” below for detailed information.

Change-in-Control Compensation

The Company maintains a Change in Control retention program (the “Change in Control Retention Program”) for the NEOs and certain members of management. The Change in Control Retention Program is designed to retain NEOs and key employees in the event of a Change in Control. The related Change in Control Agreements, described below, are “double-trigger,” providing that if an NEO is terminated without cause or resigns for good reason within the defined change-in-control period, they will receive a lump-sum payment equal to 200% of base salary and up to 24 months of COBRA coverage if they sign a release.

See “Change in Control, Separation or Severance Benefits” below for detailed information.

Limoneira Company	35	2026 Proxy Statement

Transaction Bonus Compensation

The Company maintains a Transaction Bonus Program (the “Transaction Bonus Program”) under which NEOs can receive a bonus (“Transaction Bonus”) to incentivize the NEOs to achieve a transaction value for the Company starting at $28 per share with further incentives up to $40 per share or more. The Company also adopted a similar program for Company Vice Presidents with a pool base of $1.0 million to incentivize those individuals whose contribution is critical to securing a beneficial transaction.

See “Transaction Bonus Program” below for detailed information.

Changes for Fiscal Year 2026 Compensation Structure

Profit Participation Project Bonus

On January 27, 2026, the Board determined to terminate the SSP Bonus Program and replace it with the Profit Participation Project Bonus Program (the “PPP Bonus Program”), effective February 1, 2026. The PPP Bonus Program, like the SSP Bonus Program, is designed to encourage NEOs to transition the Company to an asset-light model by enabling our NEOs to receive cash and restricted stock awards for asset sales or development earnings. However, the PPP Bonus is based on the profits generated from the sales and development, as opposed to the gains.

See “Profit Participation Project Bonus” below for detailed information.

Long-Term Equity Incentive Compensation

In November 2025, the Compensation Committee approved changes to the long-term equity incentive compensation for fiscal year 2026. Beginning in fiscal year 2026, Performance Share-Based Awards will include a double-trigger component. First, the annual net income budget must be achieved. Then, if achieved, the specific award levels would be determined based on revenue growth above the net income budget levels.

See “Changes for Fiscal Year 2026 Compensation Structure - Performance Share- Based Awards” below for detailed information.

Oversight of Executive Compensation

The Role of the Compensation Committee in Setting Compensation

Our Compensation Committee determines our compensation philosophy and the compensation for our executive officers, considering individual and corporate achievements. During the first quarter of each fiscal year, the Compensation Committee establishes performance goals for cash and equity incentive compensation for each NEO and, following the end of that fiscal year, determines the level of attainment of those established goals.

The Compensation Committee believes it is important to be informed as to the current practices of other companies in our industry and/or similar in size or other attributes to the Company and to set compensation levels for our NEOs that are competitive with such peer companies. As a result, in determining compensation levels for our NEOs and for purposes of determining any potential payments to our NEOs under our annual cash and equity incentive programs, the Compensation Committee periodically reviews and compares available salary and incentive information of other companies. As set forth above, the Compensation Committee retains an independent compensation consultant approximately every two (2) years to assist with reviewing the compensation structure for executive officers. As a part of such review, the Compensation Committee compares each component of the Company’s compensation program to the compensation paid to equivalent executive officers at peer companies, with a goal of setting competitive compensation levels for each of our NEOs. Between formal engagements or market reviews, the Committee may also adjust compensation levels for our NEOs based on information regarding broader market trends and practices. The results of any such benchmarking activities are utilized in designing our compensation program described in “Elements of Compensation.”

The Role of Executives in Setting Compensation

Each NEO participates in an annual performance review with the Compensation Committee. Other senior management team members participate in an annual performance review with our President and Chief Executive Officer or other NEO, depending on their reporting structure, to provide input about his or her contributions to our success for the period being assessed.

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Risk Assessment

In formulating and evaluating material elements of compensation, the Compensation Committee considers whether any such programs may encourage excessive risk-taking behavior. Based on such review, the Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In making such determination, the Compensation Committee considered the many design features that mitigate the likelihood of inducing excessive risk-taking behavior. In particular, the Compensation Committee believes that our use of Performance Share-Based Awards and Restricted Share Awards, as the primary equity feature in the compensation program, minimizes the risk that a NEOs’ short-term interests may not align with longer-term interests of stockholders.

Our Ethics Code is applicable to directors, officers, employees, and temporary agency staff members of the Company (collectively, “Covered Persons”). The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. Each Covered Person must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom he or she has contact in the course of performing his or her job. The Company and the Covered Persons, without exception must act in compliance with the laws, rules, and regulations (including insider trading laws) applicable to the Company in the country, state, and city in which they operate. These laws include compliance with the Foreign Corrupt Practices Act, competition laws and money laundering laws.

Elements of Compensation

Prior to the end of each fiscal year, the Compensation Committee reviews the proposed total compensation package for the next fiscal year for the NEOs and Vice Presidents (the “Compensation Schedules”). The Compensation Schedules are developed using the financial targets from the proposed budget for the relevant performance year. The Compensation Schedules are prepared by the Executive Vice President and Chief Financial Officer, in conjunction with the recommendations of the President and Chief Executive Officer. After review, the Compensation Committee makes its recommendation with respect to the Compensation Schedules to the Board for approval.

Base Salaries

We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year and for sustained performance. The purpose of the base salary is to reflect job responsibilities, value to the Company and competitiveness of the market. The Compensation Committee determines base salaries for our NEOs based on the following factors: nature and responsibility of the position and, to the extent available, salary norms for comparable positions; the information and advice provided by the Company’s independent compensation consultant, Pearl Meyer; the expertise of the individual executive; the competitiveness of the market for the executive’s services; and the recommendations of our President and Chief Executive Officer. The Compensation Committee believes that the base salary of each of the NEOs, particularly considering each of their total compensation packages, is competitive with the market.

For fiscal year 2025, our NEOs did not receive an increase in base salary.

Annual Performance Compensation Award

We offer annual cash incentive compensation with an individual strategic performance component, such that 70% of the cash incentive compensation is based on the Company’s adjusted EBITDA performance relative to goals, and 30% is based on achievement of individual strategic performance objectives, subject to the negative discretion of our Compensation Committee. Any bonuses earned under the program in respect of a fiscal year are paid in a cash lump sum on or after October 31 of the performance year but on or before January 31 of the year following the performance year. The amount of the annual performance compensation award is set with a threshold equal to 75%, target equal to 100% and maximum equal to 125% of adjusted EBITDA as set forth in the budget approved by the Board.

For fiscal year 2025, our NEOs were eligible to receive cash incentive compensation in an amount equal to 37.5% for Mr. Edwards and 30% for Mr. Palamountain of their respective base salaries if the Company achieved adjusted EBITDA of at least $12.1 million. The amount of potential cash incentives our NEOs were eligible to receive increased incrementally up to a maximum of 150% for Mr. Edwards and 120% for Mr. Palamountain of their respective base salaries if the Company achieved adjusted EBITDA of at least $20.3 million. Due to significant depreciable assets associated with the nature of

Limoneira Company	37	2026 Proxy Statement

our operations and interest costs associated with our capital structure, management believes that EBITDA and adjusted EBITDA, which excludes stock-based compensation, pension settlement cost, impairment of intangible assets, loss (gain) on disposal of assets, net, cash bonus related to sale of assets, gain on legal settlement, cash severance benefits, contract termination fee and gain on remeasurement of previously held equity method investment, are important measures to evaluate our results of operations between periods on a more comparable basis.

For fiscal year 2025, the Compensation Committee did not approve payment of any cash incentive compensation as the minimum adjusted EBITDA threshold was not met. EBITDA and adjusted EBITDA are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to us and may not be consistent with methodologies used by other companies.

There were no performance compensation awards earned for fiscal year 2025.

EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Fiscal Year Ended October 31,
	2025	2024	2023
	($)	($)	($)
Net (loss) income attributable to Limoneira Company	(15,981)	7,716	9,400
Interest income	(62)	(118)	(364)
Interest expense, net of patronage dividends	1,553	961	494
Income tax (benefit) provision	(4,649)	4,373	4,247
Depreciation and amortization	9,209	8,374	8,576
EBITDA	(9,930)	21,306	22,353
Stock-based compensation	3,077	4,116	3,841
Pension settlement cost	—	—	2,700
Impairment of intangible asset	—	643	—
Loss (gain) on disposal of assets, net	706	(507)	(28,849)
Cash bonus related to sale of assets	—	—	2,000
Gain on legal settlement	—	—	(2,269)
Cash severance benefits	447	1,160	—
Contract termination fee	2,100	—	—
Gain on remeasurement of previously held equity method investment	(2,852)	—	—
Adjusted EBITDA	(6,452)	26,718	(224)

Annual Equity Incentive Awards

It is our objective to have a substantial portion of each NEO’s compensation contingent upon overall corporate performance. Our Compensation Committee believes that annual equity incentive awards for the achievement of defined objectives create value for the Company and align the NEO’s compensation with the interests of our stockholders. Our equity incentive awards are granted to NEOs in the form of restricted stock with vesting based upon performance or time as described below.

In fiscal year 2025, we did not grant any stock options or stock appreciation rights to our NEOs, nor do our NEOs hold any stock options or stock appreciation rights.

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For fiscal year 2025, the Company continued using a prospective (upfront) value-based approach to granting annual equity incentive awards that was adopted in 2024, with total annual equity incentive award values aligned with market levels, and grants made at the beginning of the fiscal year. These annual grants are a mix of 50% Performance Share-Based Awards and 50% Restricted Share Awards. The strategy was designed to create a range around the 50th percentile of market peer group and survey data prepared and analyzed by Pearl Meyer. The amount of any equity incentive award is equal to the award level as set forth in the Compensation Schedule with the number of shares to be granted calculated based on the closing market share price on November 1 of the applicable year.

Performance Share-Based Awards

Performance Share-Based Awards are subject to the Company’s achievement of certain performance goals, namely, a three-fiscal year CAGR pursuant to which the CAGR of the Company is increased by at least 2% in revenues over the period (“Performance Goal”). The Performance Share-Based Awards are granted to the NEO at the beginning of the Performance Period but are not issued until the Performance Period (as defined below) has been completed and only if the Performance Goal has been met. The actual Performance Share-Based Award, if any, earned by a participant, not in excess of the maximum Performance Share-Based Award, is determined by the Compensation Committee during the ninety (90) days immediately following the end of the Performance Period. Performance Share-Based Awards are subject to the negative discretion of the Compensation Committee even if the Performance Goal is met.

For fiscal year 2025, the Performance Period for Performance Share-Based Awards is November 1, 2024, through October 31, 2027. To achieve such Performance Share-Based Awards, the Performance Goal is two percent (2%) CAGR for the threshold level of achievement, five percent (5%) CAGR for the target level of achievement, and eight percent (8%) CAGR for the maximum level of achievement, with linear interpolation between each such level of achievement. The target level of achievement is reflected in the Plan Based Awards table below but not included as compensation until the Performance Equity Award is earned.

				Mark
	CAGR	Vesting (as % of	Harold Edwards	Palamountain
CAGR (as % of target)	($)	target)	(#)	(#)
Maximum - 8%	157,733,011	200%	39,156	19,577
Target - 5%	144,950,336	100%	19,578	9,789
Threshold - 2%	132,877,621	50%	9,789	4,895

Restricted Share Awards

Restricted Share Awards are up-front annual time-based restricted share awards granted during the first quarter of the fiscal year. The dollar value is generally based on market data and incorporates a two to three (2-3) year glide path to move NEOs and Company Vice Presidents toward the 50th percentile. The Compensation Committee reviews and approves the dollar value after analyzing the Company’s financial performance, budget, and strategic plan. The Compensation Committee believes that Restricted Share Awards are an effective retention tool for our NEOs and create long-term alignment of interests between NEOs and stockholders. The target number of restricted shares is based on the Company’s closing stock price on the first day of the fiscal year. Granted restricted shares vest in three (3) equal tranches on the anniversary of the grant date of the Restricted Share Award.

For fiscal year 2025, Mr. Edwards received the equivalent of $500,000 or 19,577 restricted shares. Mr. Palamountain received the equivalent of $250,000 or 9,789 restricted shares. The number of restricted shares granted was calculated using the market closing price of $25.54 on November 1, 2024. See “Grants of Plan Based Awards” for additional details.

Strategic Special Project Bonus

In February 2022, the Board approved a strategic plan and roadmap for the next five (5) years with the goal of transitioning the Company to an “asset light” model by monetizing specific assets and rightsizing the Company’s balance sheet. The Compensation Committee in consultation with Pearl Meyer developed the SSP Bonus Program, an incentive program designed to align with the asset-light strategic plan, and related Retention Bonus Agreements (the “Retention Bonus Agreements”) for Messrs. Edwards and Palamountain. Pursuant to the Retention Bonus Agreements, Messrs. Edwards and Palamountain were eligible to receive cash and restricted stock awards totaling five percent (5%) and three percent (3%),

Limoneira Company	39	2026 Proxy Statement

respectively, of gains on asset sales or development earnings received from the sale of certain land or water assets of the Company or real estate development after the date of the Retention Bonus Agreement through December 31, 2027 (each a ”SSP Bonus” and collectively, the “SSP Bonuses”). The Retention Bonus Agreements did not allow for “double-counting” of the gain on asset sales and development earnings subject to the SSP Bonus Program, and any earnings that were eligible for a SSP Bonus were deducted from the EBITDA calculation that was the subject of such awards. The SSP Bonuses payable to Messrs. Edwards and Palamountain were capped at $3.0 million and $2.1 million annually, and $7.5 million and $4.5 million in total, respectively.

There were no SSP Bonuses earned for fiscal year 2025.

Change in Control, Separation or Severance Benefits

On July 23, 2024, the Board approved a Change in Control Retention Program and related change in control agreements (the “Change in Control Agreements”) to be entered into with each of the Company’s NEOs, as well as certain other members of management who are not NEOs.

The Change in Control Agreements are “double-trigger” change in control agreements, which provide that if the NEO is terminated without cause or resigns for good reason during the period (a) commencing upon the earlier of (i) the execution by the Company of a definitive agreement, the consummation of which would constitute a change in control of the Company or (ii) ninety (90) days prior to a change in control of the Company, and (b) ending twelve (12) months after a change in control of the Company, and subject to the NEO’s execution of a release in favor of the Company, the NEO will receive: (x) a payment equal to 200% of the NEO’s base salary at the time of the change in control of the Company, to be paid in a single cash payment, and (y) COBRA continuation coverage for up to twenty-four (24) months following the separation.

Other than any award in connection with the Change in Control Agreements or Transaction Bonus Agreements, as described below, none of our NEOs are entitled to receive payments or other benefits upon termination of employment except equity acceleration for certain outstanding equity awards pursuant to the 2022 Plan. The 2022 Plan contains provisions that provide for the vesting of options and stock appreciation rights awarded thereunder, if any, as well as the lapse of restrictions on and vesting of all incentive awards issued thereunder upon a change in control or certain termination events.

Transaction Bonus Program

On August 22, 2024, the Board approved, and the Company entered into transaction bonus agreements (“the Transaction Bonus Agreements”) with its NEOs.

The Transaction Bonus Agreements provide that each NEO will receive a Transaction Bonus, payable in one lump sum, if the NEO is employed on the closing date of a transaction (a “Transaction”) resulting in (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of 80% or more of the assets of the Company to any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act); (ii) any person or group becoming the beneficial owner of more than 50% of the total voting power or the Company; or (iii) a change in the majority of the Board in office during any period of two (2) consecutive years during the term of the Transaction Bonus Agreements. The Transaction Bonus Agreements further provide that if the NEO is terminated without cause (as defined in the Transaction Bonus Agreements) within 180 days of the closing of a transaction, the NEO will remain eligible to receive the Transaction Bonus. If the NEOs are terminated (i) by the Company for cause, (ii) by the Company without cause and the closing date of the Transaction occurs after 180 days following separation from service, or (iii) by the NEO for any reason prior to the closing date, the NEO’s eligibility to receive the Transaction Bonus will be cancelled and forfeited in all respects.

The Transaction Bonus Agreement for Mr. Edwards provides for a base amount of $3,750,000 provided that the price per share of Company Common Stock received in any Transaction is at least $28.00 per share (the “Base Share Price”). Mr. Edwards will receive a greater Transaction Bonus for any increase in share price above the Base Share Price in $0.25 increments up to, but not including $40.00 per share (the “Target Share Price”). If the price per share is equal to the Target Share Price, Mr. Edwards will receive a Transaction Bonus of $5,250,000 (the “Edwards Target Transaction Bonus Amount”). For every $1.00 increase above the Target Share Price, the Edwards Target Transaction Bonus Amount will be increased by $62,500.

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The Transaction Bonus Agreement between the Company and Mr. Palamountain provided for a base amount of $2,225,000, contingent upon the price per share of Common Stock received in any Transaction being at least equal to the Base Share Price. Mr. Palamountain was eligible to receive a greater Transaction Bonus for any increase in share price above the Base Share Price in $0.25 increments up to, but not including, the Target Share Price. If the price per share was equal to the Target Share Price, Mr. Palamountain would have received a Transaction Bonus of $3,150,000 (the “Palamountain Target Transaction Amount”). For every $1.00 increase above the Target Share Price, the Palamountain Target Transaction Bonus Amount would have been increased by $37,500.

If any Transaction Bonuses would have become payable, the NEOs would have lost their eligibility to receive any SSP Bonuses pursuant to the Retention Bonus Agreements, dated October 26, 2022, between the NEOs and the Company. If any SSP Bonuses were paid during the term of the Transaction Bonus Agreements, any Transaction Bonuses that would have become payable to the NEOs would have been reduced by the amount of such SSP Bonuses.

Retirement Plans

The Compensation Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and reward our NEOs based on long-term performance of the Company and, therefore, are an important piece of the overall compensation package for the NEOs. For all eligible employees, including our NEOs, the Company sponsors a defined contribution retirement plan maintained under section 401(k) of the Code (the “401(k) Plan”). Under the terms of the 401(k) Plan, eligible employees may elect, beginning the first day of the month following their first day of employment, to defer compensation up to a specified amount of their annual earnings permitted to be deferred under the applicable provisions of the Code. In addition to any deferral contributions made by our employees, the Company contributes to the account of each eligible employee a matching contribution of up to 4% of such employee’s annual compensation. Participant deferral contributions are 100% vested at the time of contribution, and employer matching contributions vest 20% after completion of year one and vest 20% each year until they are 100% vested upon completion of five (5) years of employment. During fiscal year 2025, there were no changes made to our defined contribution plan related to contribution limitations, vesting schedules or eligibility requirements.

Nonqualified Deferred Compensation

None of our NEOs participate in or have account balances in nonqualified defined contribution or other deferred compensation plans maintained by the Company.

Options and Stock Appreciation Rights

Except as otherwise provided in any award agreement pursuant to the 2022 Plan (an “Award Agreement”) or by a committee in a written resolution at the date of grant or thereafter to the extent outstanding awards granted under the 2022 Plan are either assumed, converted or replaced by the resulting entity in the event of a change in control, if a participant’s employment or service is terminated without Cause (as defined below) by the Company or an affiliate or a participant terminates his or her employment or service with the Company or an affiliate for Good Reason (as defined below) if applicable, in either case, during the twelve (12)-month period following a change in control, all outstanding options and stock appreciation rights held by a participant shall become fully exercisable and all restrictions with respect to outstanding awards shall lapse and become vested and non-forfeitable. In fiscal year 2025, we did not grant any stock options or stock appreciation rights to our NEOs nor do our NEOs hold any stock options or stock appreciation rights.

Performance-Based Awards

Except as provided in an Award Agreement or by a committee in a written resolution at the date of grant or thereafter, to the extent outstanding awards granted under the 2022 Plan are assumed, converted, or replaced by the resulting entity in the event of a change in control: (i) any outstanding awards that are subject to performance share-based goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the change in control; (ii) each performance-based award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the Award Agreement; and (iii) all other awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining periods set forth in the Award Agreement.

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Restricted Stock Awards

Pursuant to Award Agreements for restricted stock, in the event that the employment of a NEO with the Company is terminated by the Company on or after the issue date of an award, other than for Cause, any unvested restricted stock shall become fully vested only in the sole discretion of the Company. The Compensation Committee (or its designee, to the extent permitted under the 2022 Plan) has sole discretion to determine if a NEO’s rights have terminated pursuant to the 2022 Plan and any Award Agreement, including but not limited to the authority to determine the basis for the NEO’s termination of employment. In the event that a NEO remains in continuous employment with the Company or an Affiliate from the issue date of an award until a NEO’s termination due to (i) death, (ii) Disability or (iii) retirement (if the NEO has been employed by the Company for a period of at least the five (5) years immediately preceding the grant date and is age 65 or older), any unvested restricted stock previously issued shall become fully vested.

For purposes of the above, “Cause” means:

•	The intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing, or misfeasance, in each case, in connection with a Participant’s duties or otherwise during the course of a Participant’s employment or service with the Company or an Affiliate;

•	the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude, or theft;

•	the intentional and wrongful damaging of property, contractual interests, or business relationships of the Company or an Affiliate;

•	the intentional and wrongful disclosure of secret processes or confidential information of the Company or an Affiliate in violation of an agreement with, or a policy of, the Company or an Affiliate;

•	the continued failure to substantially perform the Participant’s duties for the Company or an Affiliate;

•	current alcohol or prescription drug abuse affecting work performance;

•	current illegal use of drugs; or

•	any intentional conduct contrary to the Company’s or an Affiliate’s written policies or practices.

Because the applicable Award Agreements of our NEOs do not define “Good Reason,” and such persons are not a party to any employment-related agreement, no NEO is entitled to terminate his or her employment or service for Good Reason.

For purposes of the above, “Disability” means a NEO is unable to engage in his or her profession due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Compensation Committee shall certify Disability after consultation with a qualified medical examiner, and shall determine the date of termination after considering the Participant’s position and all applicable laws.

In the event that Section 409A of the Code and the guidance issued thereunder (collectively, “Section 409A”) applies and any award would be paid to a NEO upon a “separation from service” within the meaning of Section 409A, and no exemption or exclusion from Section 409A shall apply, no award shall be released to any NEO who is a “specified employee” within the meaning of Section 409A until the earlier of the first day of the seventh month after the month of such NEO’s separation from service or the NEO’s death.

The amounts shown in the following table reflect the potential value to the NEOs, as of the end of fiscal year 2025, of full acceleration of all unvested restricted stock awards upon a change in control of the Company and upon certain termination events. The amounts shown assume that a change in control or termination event was effective as of the last business day of fiscal year 2025 having been October 31, 2025. The closing market price of the Common Stock on October 31, 2025, was $14.13. The amounts below are estimates of the incremental, lump sum amounts that would be received upon a change in control or certain termination events; we can determine the actual amount only at the time of any actual change in control or termination event.

Limoneira Company	42	2026 Proxy Statement

Estimated Potential Incremental Payments Upon Change in Control or Certain Termination Events

	Number of Shares or Units of Stock That Have Not Vested(1)(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Harold S. Edwards(4)	118,347	1,672,243
Mark Palamountain(5)	64,251	907,867

(1)	Information regarding unvested restricted stock held by each NEO is set forth in the Outstanding Equity Awards table below.

(2)	Termination events include death, disability, termination other than for cause (in the sole discretion of the Company), retirement, or change of control (in the case of awards granted pursuant to the 2022 Plan).

(3)	Total value calculated assuming a change in control or termination event date as of October 31, 2025, using the closing market price on October 31, 2025 at $14.13.

(4)	Mr. Edwards had 49,152 shares of unvested restricted stock as of October 31, 2025. 10,000 of these restricted shares were equity-based discretionary retention awards. 39,152 of these restricted shares were equity-based incentive plan awards.

Mr. Edwards had 69,195 shares of restricted stock vest during fiscal year 2025 on December 18, 2024; December 20, 2024; June 5, 2025; and October 31, 2025.

10,000 of these restricted shares were from equity-based discretionary retention awards granted December 20, 2022.

59,195 of these restricted shares were equity-based incentive plan awards granted December 20, 2022; November 1, 2023; December 18, 2023; and June 6, 2024.

(5)	Mr. Palamountain had 25,254 shares of unvested restricted stock as of October 31, 2025. 5,000 of these restricted shares were equity-based discretionary retention awards. 20,254 of these restricted shares were equity-based incentive plan awards.

Mr. Palamountain had 38,998 shares of restricted stock vest during fiscal year 2025 on December 18, 2024; December 20, 2024; June 5, 2025; and October 31, 2025.

5,000 of these restricted shares were from equity-based discretionary retention awards granted December 20, 2022.

33,998 of these restricted shares were equity-based incentive plan awards granted December 20, 2022; November 1, 2023; December 18, 2023; and June 6, 2024.

Perquisites and Other Personal Benefits

The Compensation Committee annually reviews the perquisites that NEOs receive. The primary personal benefits for our NEOs are health and welfare benefits, including medical, dental, vision and life insurance. The NEOs participate in these plans on the same terms as other Company employees. In addition, the Company provides vehicles to the NEOs and to other members of management.

Employment Agreements

During fiscal year 2025, the Company was not party to any employment agreements with any of our NEOs.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits all Pre-Clearance Persons from engaging in certain short-term or speculative transactions in Covered Securities.

Specifically, Pre-Clearance Persons are generally prohibited from engaging in hedging transactions with respect to Covered Securities, short sales of Covered Securities, short-term trading of Covered Securities (subject to certain exceptions), and transactions in put options or call options (or any derivative security that has similar characteristics to those options) on an exchange or in any other organized market. Unless a Pre-Clearance Person obtains advance approval from the compliance officer, these restrictions regarding short-term or speculative transactions also apply to such Pre-Clearance Person’s immediate family members (including his or her spouse), other persons living in such Pre-Clearance Person’s household, and entities over which such Pre-Clearance Person exercises control. The Company generally does not prohibit employees who are not Pre-Clearance Persons from engaging in the above transactions, but the Company strongly discourages all the Company’s employees (including part-time and temporary employees), officers, directors, consultants, and contractors from engaging in such transactions. In addition, Pre-Clearance Persons must obtain prior written approval from the compliance officer before holding Covered Securities in a margin account or pledging Covered Securities as collateral for a loan.

Limoneira Company	43	2026 Proxy Statement

Ownership Requirement

Pursuant to our Ownership Guidelines, our NEOs and directors are required to hold shares of our Common Stock having a value equal to the amount indicated in the table below rounded up to the nearest 500 shares (the “Ownership Requirement”).

Position	Multiple
Chief Executive Officer	four (4) times base salary
Chief Financial Officer	three (3) times base salary
Directors	$150,000

Common Stock holdings that count towards the Ownership Requirement include:

•	Shares owned directly, including unvested service-based restricted shares and restricted stock units (RSUs);

•	Shares held outright by the Covered Executives and Directors, whether acquired through open market purchase, vesting of stock awards or stock option exercise;

•	Shares held by the spouse or dependent children of the Covered Executives and Directors; and

•	Shares held in trust for the economic benefit of the Covered Executives and Directors, or the spouse or dependent children of the Covered Executives and Directors.

Common Stock holdings that do not count towards the Ownership Requirement include:

•	Unvested restricted shares or RSUs that remain subject to achievement of performance goals (Covered Executives only), such as performance share units;

•	Shares held in a margin account or pledged shares; and

•	Shares covered under an existing annual 10b5-1 trading plan established prior to the effective date of the Ownership Guidelines will not be counted toward meeting the Ownership Requirement. In addition, establishing any new 10b5-1 plans will not be permitted until the Covered Executive or Director has achieved the Ownership Requirement.

Other

The Compensation Committee also considers the accounting, tax, and stockholder dilutive costs of specific compensation programs, and seeks to balance the earnings, tax, and dilutive impact of executive compensation plans with the need to attract, retain and motivate highly qualified executives.

Elements of Compensation – Changes for Fiscal Year 2026

As described above, the Compensation Committee engaged Pearl Meyer to review executive compensation. Due to the changes in business model, in January 2026 the Board, with the recommendation of Pearl Meyer, determined to retire the SSP Bonus Program and replace it with the PPP Bonus Program, effective February 1, 2026. The Board also approved updates to the Performance Share-Based Awards to align the Company’s compensation program with recent changes in the Company’s business model due to the merger of the Company’s sales and marketing functions into Sunkist.

Profit Participation Project Bonus

The Compensation Committee in consultation with Pearl Meyer developed the PPP Bonus Program to incentivize NEOs and certain members of management to monetize or dispose of assets to generate a profit. Mr. Edwards’ Transaction Incentive Agreement (“Transaction Incentive Agreement”) under the PPP Bonus Program is effective as of February 1, 2026, and Mr. Hamm’s Transaction Incentive Agreement is effective as of the date of Mr. Hamm’s appointment as Chief Financial Officer. Pursuant to the Transaction Incentive Agreements, Messrs. Edwards and Hamm are eligible to receive cash and restricted stock awards totaling five percent (5%) and three percent (3%), respectively, of any profit generated from asset sales or development earnings received from the sale of certain land or water assets of the Company or real estate development after the date of the Transaction Incentive Agreements through October 31, 2031 (each a “PPP Bonus” and collectively, the “PPP Bonuses”). The Transaction Incentive Agreements set a five-year aggregate cap for Messrs. Edwards

Limoneira Company	44	2026 Proxy Statement

and Hamm of $5.0 million and $3.0 million, respectively, and an annual cap of $2.0 million and $1.2 million, respectively. If profit participation in any given year were to exceed the annual cap, the excess would be deferred and carried forward for potential payment in subsequent years, subject to the remaining aggregate cap. Any payment under the PPP Bonus Program will be made 50% in cash and 50% in restricted stock with a one-year vesting period.

Updates to Performance Share-Based Awards

In fiscal year 2026, the Board approved a new Award Agreement with respect to the granting of restricted shares of the Company’s Common Stock, performance-based share awards and performance-based compensation awards under the 2022 Plan. The new Award Agreement replaces the Form of Performance-Based Restricted Share Award Agreement under the 2022 Plan which used the Company’s CAGR as a metric for determining the award. The new Award Agreement metrics are based on budgeted net income and budgeted revenue. The Awards include a double-trigger component whereby the annual net income budget must first be achieved, and then the specific achievement levels will be determined based on annual revenue growth above the annual net income budget levels.

Chief Executive Officer Pay Ratio

In connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, the SEC adopted a rule requiring annual disclosure of the ratio of the annual total compensation (“Total Compensation”) of the Company’s median employee (excluding the Chief Executive Officer), to the Total Compensation of the Company’s Chief Executive Officer (the “CEO Pay Ratio”).

In identifying the median employee, the Company prepared a list of all employees of the Company, excluding the Chief Executive Officer, along with their annual base wages and salaries (“Annual Earnings”) as of October 31, 2025. The median employee was selected from this list. The median employee’s Total Compensation was then calculated by adding to their Annual Earnings all other compensation for fiscal year 2025, which includes equity incentive awards, annual cash incentives, and nonqualified deferred compensation earnings, Company-paid life insurance premiums, profit sharing and Company contributions made under the 401(k) Plan and personal usage of Company vehicles.

Based on the information above, the CEO Pay Ratio for fiscal year 2025 is as follows:

Median Employee Total Compensation for Fiscal Year 2025	$53,770
CEO Total Compensation for Fiscal Year 2025	$1,277,931
Ratio of Median Employee Total Compensation to CEO Total Compensation for Fiscal Year 2025	24:1

The CEO Pay Ratio for fiscal year 2025 includes an annual performance compensation award paid in fiscal year 2025 for fiscal year 2024 performance and an annual restricted share-based award.

Limoneira Company	45	2026 Proxy Statement

Summary Compensation Table for Fiscal Years 2025, 2024 and 2023

	Fiscal Year	Salary ($)	Stock Awards(1)(3) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(4) ($)	Total
Harold Edwards President & Chief Executive Officer	2025	719,250	499,997	—	58,704	1,277,951
	2024	719,250	955,704	751,483	72,471	2,498,908
	2023	693,299	1,766,543	1,124,500	69,010	3,653,352
Mark Palamountain Executive Vice President Chief Financial Officer & Treasurer	2025	450,000	250,011	—	42,794	742,805
	2024	450,000	523,422	455,942	53,458	1,482,822
	2023	419,231	1,016,200	674,500	50,739	2,160,670

(1)	The value of equity incentive plan awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation.

(2)	2023 Non-Equity Incentive Plan Compensation includes:

SSP Bonus earned for fiscal year 2023, paid in fiscal year 2023, in connection with the sale of our Northern Properties.

SSP Bonus earned for fiscal year 2023, paid in fiscal year 2023, in connection with Harvest Equity Earnings.

2024 Non-Equity Incentive Plan Compensation includes:

Annual Performance Compensation Award earned for fiscal year 2024, paid in fiscal year 2025.

SSP Bonus earned for fiscal year 2024, paid in fiscal year 2024, in connection with Harvest Equity Earnings.

SSP Bonus earned for fiscal year 2024, paid in fiscal year 2025, in connection with Harvest Equity Earnings.

2025 Non-Equity Incentive Plan Compensation includes:

There was no Non-Equity Incentive Plan Compensation earned for fiscal year 2025.

(3)	2023 Equity Incentive Plan Compensation includes:

Equity-based discretionary retention awards issued on December 20, 2022, calculated at the market close share price of $13.19.

SSP Bonus granted for fiscal year 2023, issued in fiscal year 2023, in connection with the sale of our Northern Properties. The shares were calculated at the market close share price of $15.74 on March 7, 2023.

Equity-based incentive granted for fiscal year 2023, issued during fiscal year 2024, calculated at the market close share price of $19.57 on December 18, 2023.

SSP Bonus granted for fiscal year 2023, issued in fiscal year 2023, in connection with Harvest Equity Earnings. The shares were calculated at the market close share price of $19.57 on December 18, 2023.

2024 Equity Incentive Plan Compensation includes:

Restricted Share Award for fiscal year 2024, issued in fiscal year 2024. The shares were calculated at the market close share price of $14.13 on November 1, 2023.

SSP Bonus granted for fiscal year 2024, issued in fiscal year 2024, in connection with Harvest Equity Earnings. The shares were calculated at the market close share price of $20.36 on June 6, 2024.

SSP Bonus granted for fiscal year 2024, issued in fiscal year 2025, in connection with Harvest Equity Earnings. The shares were calculated at the market close share price of $26.30 on December 20, 2024.

2025 Equity Incentive Plan Compensation includes:

Restricted Share Award for fiscal year 2025, issued in fiscal year 2025. The shares were calculated at the market close share price of $25.54 on November 1, 2024.

There was no SSP Bonus granted for fiscal year 2025.

(4)	All Other Compensation consists of, for each of our NEOs, life insurance premiums, profit sharing and matching contributions under our 401(k) plan, dividends paid on stock awards, and personal use of Company vehicles. See Chart of All Other Compensation for details.

Limoneira Company	46	2026 Proxy Statement

The following charts reflect the fiscal year 2025 compensation mix for our Chief Executive Officer and other NEO:

Chart of All Other Compensation in Fiscal Year 2025

	Stock Dividends ($)	Company Contributions to 401(k) ($)	Perquisites and Personal Benefits ($)	Insurance Premiums Paid by the Company ($)	Total ($)
Harold Edwards President & Chief Executive Officer	22,270	16,215	2,197	18,022	58,704
Mark Palamountain Executive Vice President, Chief Financial Officer & Treasurer	11,676	15,385	2,672	13,061	42,794

Grants of Plan-Based Awards in Fiscal Year 2025

The following table provides information about grants of equity and non-equity plan-based awards to the NEOs for performance in the fiscal year ended October 31, 2025, and discretionary, equity-based retention awards granted in fiscal year 2025.

								All Other
								Stock
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Awards	Grant Date
		Non-Equity Incentive Plan Awards(4)			Equity Incentive Plan Awards(2)			Number of	Fair Value
								Shares or	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units(5)	Awards(6)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Harold S. Edwards
	November 1, 2024(1)	—	—	—	—	—	—	19,577	500,000
	November 1, 2024(2)	—	—	—	9,789	19,577	39,154	—	500,000
	November 1, 2024(3)	269,625	539,250	1,078,500	—	—	—	—	—
Mark Palamountain
	November 1, 2024(1)	—	—	—	—	—	—	9,789	250,000
	November 1, 2024(2)	—	—	—	4,894	9,789	19,577		250,000
	November 1, 2024(3)	135,000	270,000	540,000	—	—	—	—	—

Limoneira Company	47	2026 Proxy Statement

1.	See page 39 under “Elements of Compensation - Annual Equity Incentive Awards - Restricted Share Awards”. This award represents a plan based equity incentive award pursuant to the 2022 Plan granted and issued on November 1, 2024 at the market closing price of $25.54.

2.	As described on page 39 under “Elements of Compensation - Performance Share-Based Awards.” These performance-based restricted shares were granted pursuant to the 2022 Plan but have not been issued. These performance-based restricted shares are subject to Limoneira’s achievement of a three-fiscal year CAGR of at least 2% during the performance period from November 1, 2024 and ending on October 31, 2027.

3.	As described on page 37 under “Elements of Compensation - Annual Performance Compensation Award.” This award represents a plan based non-equity award based on Participant’s annual base salary in effect on December 31, 2024 multiped by a payout scale percentage with seventy percent weighting associated with Adjusted EBITDA during the fiscal year, and thirty percent weighting associated with individual Performance Goals. There was no Annual Performance Compensation earned for fiscal year 2025.

4.	These columns represent the potential cash incentives for each NEO under their respective Award Agreements pursuant to the 2022 Plan with respect to fiscal year 2025 performance. Threshold, Target and Maximum amounts represent 38%, 75% and 150% of Mr. Edwards’ base salary as of December 31, 2024. Threshold, Target and Maximum amounts represent 30%, 60% and 120% of Mr. Palamountain’s base salary as of December 31, 2024.

5.	All such restricted shares, whether vested or unvested, are considered issued and outstanding on the date of issuance, and our NEOs have voting rights with respect to, and receive any dividends on, such restricted shares issued to them.

6.	The value of equity incentive awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, as described on page 39 in this proxy statement under “Elements of Compensation” - “Restricted Share Awards” and “Performance Share-Based Awards.” The value of the shares was calculated using the market closing price on the issue date. The market closing price on November 1, 2024 was $25.54.

Outstanding Equity Awards at 2025 Fiscal Year End

The following table summarizes the total outstanding equity awards as of October 31, 2025, for each NEO.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Award: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Harold S. Edwards(2)	10,000	141,300	39,152	553,218
Mark Palamountain(3)	5,000	70,650	20,254	286,189

(1)	Based on a fair market value of the Common Stock on October 31, 2025 at $14.13 per share.

(2)	Mr. Edwards has one (1) outstanding equity-based discretionary retention award:

On December 20, 2022, we issued 30,000 restricted shares that are equity-based incentive awards to vest in three (3) equal annual tranches on December 20, 2023; December 20, 2024; and December 20, 2025. At 2025 fiscal year end, 10,000 shares remained unvested from that grant. Mr. Edwards has four (4) outstanding plan-based equity incentive awards:

On November 1, 2023, Mr. Edwards received an annual Restricted Share Award for fiscal year 2024. We issued 35,385 restricted shares to vest in three (3) equal annual tranches on October 31, 2024; October 31, 2025; and October 31, 2026. At 2025 fiscal year end, 11,795 shares remained unvested from that grant.

On December 18, 2023, Mr. Edwards received an annual equity-based incentive award for fiscal year 2023 performance. We issued 12,588 restricted shares to vest in two (2) equal annual tranches on December 18, 2024; and December 18, 2025. At 2025 fiscal year end, 6,294 shares remained unvested from that grant.

On November 1, 2024, Mr. Edwards received an annual Restricted Share Award for fiscal year 2025. We issued 19,577 restricted shares to vest in three (3) equal annual tranches on November 1, 2025; November 1, 2026; and November 1, 2027. At 2025 fiscal year end all 19,577 reamined unvest from that grant.

On December 20, 2024, Mr. Edwards earned a SSP Bonus in connection with Harvest Equity Earnings for fiscal year 2024. We issued 1,486 restriced shares to vest on December 20, 2025. At 2025 fiscal year end, all 1,486 shares remained unvested from that grant.

(3)	Mr. Palamountain has one (1) outstanding equity-based discretionary retention award:

On December 20, 2022, we issued 15,000 restricted shares to vest in three (3) equal annual tranches on December 20, 2023; December 20, 2024; and December 20, 2025. At 2025 fiscal year end, 5,000 shares remained unvested from that grant.

Mr. Palamountain has four (4) outstanding plan-based equity incentive awards:

On November 1, 2023, Mr. Palamountain received an annual Restricted Share Award for fiscal year 2024. We issued 17,693 restricted shares to vest in three (3) equal annual tranches on October 31, 2024; October 31, 2025; and October 31, 2026. At 2025 fiscal year end, 5,898 shares remained unvested from that grant.

On December 18, 2023, Mr. Palamountain received an annual equity-based incentive award for fiscal year 2023 performance. We issued 7,351 restricted shares to vest in two (2) equal annual tranches on December 18, 2024; and December 18, 2025. At 2025 fiscal year end, 3,675 shares remained unvested from that grant.

On November 1, 2024, Mr. Palamountain received an annual Restricted Share Award for fiscal year 2025. We issued 9,789 restricted shares to vest in three (3) equal annual tranches on November 1, 2025; November 1, 2026; and November 1, 2027. At 2025 fiscal year end all 9,789 shares remained unvest from that grant.

On December 20, 2024, Mr. Palamountain earned a SSP Bonus in connection with Harvest Equity Earnings for fiscal year 2024. We issued 892 restriced shares to vest on December 20, 2025. At 2025 fiscal year end, all 892 shares remained unvested from that grant.

Limoneira Company	48	2026 Proxy Statement

Outstanding Exercises and Stock Vested at 2025 Fiscal Year End

The following table sets forth information about vesting of restricted stock held by our NEOs during fiscal year 2025:

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise(4) (#)	Market Value Realized on Exercise(4) ($)	Discretionary Awards That Vested FY 2025 (#)	Market Value of Discretionary Award Shares That Vested FY 2025(1) ($)	Incentive Equity Plan Awards That Vested FY 2025 (#)	Market Value of Incentive Equity Plan Award Shares That Vested FY 2025(1) ($)
Harold S. Edwards(2)	—	—	10,000	263,000	59,195	1,171,818
Mark Palamountain(3)	—	—	5,000	131,500	33,998	677,576

(1)	Based on a fair market value of the Common Stock on the date of vesting. Mr. Edwards and Mr. Palamountain had shares vest on the following dates:

December 18, 2024 at $25.36 per share.

December 20, 2024 at $26.30 per share.

June 5, 2025 at $15.08 per share.

October 31, 2025 at $14.13 per share.

(2)	Mr. Edwards had 10,000 shares vest in connection with one (1) equity-based discretionary retention award:

10,000 shares vested on December 20, 2024, in connection with an award issued December 20, 2022.

Mr. Edwards had 59,195 shares vest in connection with five (5) equity-based incentive awards:

6,294 shares vested on December 18, 2024, in connection with an award issued December 18, 2023.

6,362 shares vested on December 18,2024, in connection with an award issued December 18, 2023.

14,282 shares vested on December 20, 2024, in connection with an award issued December 20, 2022.

20,463 shares vested on June 5, 2025, in connection with an award issued June 6, 2024.

11,795 shares vested on October 31, 2025, in connection with an award issued November 1, 2023.

(3)	Mr. Palamountain had 5,000 shares vest in connection with one (1) equity-based discretionary retention award:

5,000 shares vested on December 20, 2024, in connection with an award issued December 20, 2022.

Mr. Palamountain had 33,998 shares vest in connection with five (5) equity-based incentive awards:

3,676 shares vested on December 18, 2024, in connection with an award issued December 18, 2023.

3,807 shares vested on December 18,2024, in connection with an award issued December 18, 2023.

8,339 shares vested on December 20, 2024, in connection with an award issued December 20, 2022.

12,278 shares vested on June 5, 2025, in connection with an award issued June 6, 2024.

5,898 shares vested on October 31, 2025, in connection with an award issued November 1, 2023.

(4)	The Company does not issue stock options or stock appreciation rights.

Pay Versus Performance (PVP)

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO(1) ($)	Compensation Actually Paid (CAP) to CEO(1)(2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(3) ($)	Average Compensation Actually Paid to Non-CEO NEOs(2)(3) ($)	Total Shareholder Return (TSR)(4) ($)	Peer Group Total Shareholder Return(5) ($)	Net Income (Loss)(6) ($)	Adjusted EBITDA (7) ($)
2025	1,277,951	412,902	742,805	285,160	112	108	(16,356,000)	(6,452,000)
2024	2,498,908	4,323,665	1,482,822	2,520,733	200	124	7,174,000	26,718,000
2023	3,653,352	3,710,212	2,160,670	2,278,244	110	116	9,117,000	(224,000)
2022	2,001,234	1,331,988	866,917	635,772	90	133	(474,000)	11,894,000
2021	1,319,648	1,452,446	761,867	828,332	119	117	(3,897,000)	9,918,000

(1)	The Company’s CEO for all years presented is Harold Edwards.

Limoneira Company	49	2026 Proxy Statement

(2)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	2025		2024		2023		2022		2021
	CEO ($)	Average Non- CEO NEOs ($)	CEO ($)	Average Non- CEO NEOs ($)	CEO ($)	Average Non-CEO NEOs ($)	CEO ($)	Average Non- CEO NEOs ($)	CEO ($)	Average Non- CEO NEOs ($)
Total Compensation from Summary Compensation Table	1,277,951	742,805	2,498,908	1,482,822	3,653,352	2,160,670	2,001,234	866,917	1,319,648	761,867
Less: Change in Pension Value per the Summary Compensation Table	—	—	—	—	—	—	—	—	(134)	—
Less: Stock Awards per the Summary Compensation Table	(499,997)	(250,011)	(955,704)	(523,422)	(1,766,543)	(1,016,200)	(825,550)	(266,983)	(610,400)	(305,200)
Add: Year-end fair value of unvested awards granted in the current year	297,620	150,923	1,615,397	903,323	1,744,738	1,094,443	238,600	59,650	430,123	215,061
Add: Year-over-year difference of year-end fair values for unvested awards granted in prior years	(323,304)	(167,724)	389,089	208,148	23,600	11,800	(55,999)	(13,999)	49,066	24,532
Add: Fair value at vest date for awards granted and vested in current year	—	—	302,424	151,225	—	—	119,300	29,825	215,077	107,539
Add: Difference in fair value between prior year-end fair value and vest date fair value for awards granted in prior years	(339,368)	(190,833)	473,551	298,637	55,066	27,532	(145,597)	(39,639)	49,066	24,534
Compensation Actually Paid (as calculated)	412,902	285,160	4,323,665	2,520,733	3,710,212	2,278,244	1,331,988	635,772	1,452,446	828,332

(3)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:

2025: Mark Palamountain

2024: Mark Palamountain

2023: Mark Palamountain

2022: Mark Palamountain, Alex Teague

2021: Mark Palamountain, Alex Teague

(4)	Total Shareholder Return assumes the investment of $100 in our common stock on October 31, 2020 through and including the end of the fiscal year for which Total Shareholder Return is depicted.

(5)	Peer Group Total Shareholder Return reflect the year-over-year value, as of the end of the applicable fiscal year, of a hypothetical initial investment of $100 made on October 31, 2020 into the Dow Jones U.S. Food Producers Index.

(6)	The dollar amounts reported are the Company’s net income (loss) reflected in the Company’s audited financial statements.

(7)	In the Company’s assessment, Adjusted EBITDA is the financial performance measure that is the most important financial performance measure used by the Company in fiscal year 2025 to link compensation actually paid to performance. The dollar amounts reported are the Company’s Adjusted EBITDA reflected in the Company’s Form 10-K, and represent earnings before interest, income taxes, depreciation and amortization (“EBITDA”), excluding stock-based compensation, named executive officer cash severance, pension settlement cost, impairment of intangible asset, gain or loss on disposal of assets, cash bonus related to sale of assets, gain on legal settlement, cash severance benefits, contract termination fee and gain on remeasurement of previously held equity method investment. Adjusted EBITDA is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to us and may not be consistent with methodologies used by other companies.

Limoneira Company	50	2026 Proxy Statement

Total Compensation from Summary Compensation Table

The following table identifies the most important performance measures used by our Compensation Committee to link the “Compensation Actually Paid” (CAP) to our Chief Executive Officer and other NEOs in fiscal year 2025, to Company performance:

Performance Measures
Adjusted EBITDA
Revenues
Gains on strategic special projects
Equity earnings from real estate development

Relationship between CAP vs. Company TSR and Peer Group TSR

The following chart illustrates the relationship between CAP for our Chief Executive Officer and the average CAP for our other NEOs against the Company’s TSR, as well as the relationship between our TSR and the TSR of the Dow Jones U.S. Food Producers Index:

Limoneira Company	51	2026 Proxy Statement

Relationship between CAP vs. Net Income and Adjusted EBITDA

The following chart illustrates the relationship between CAP for our Chief Executive Officer and the average CAP for our other NEOs against our Net Income and Adjusted EBITDA:

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussion referred to above, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated in the Company’s Annual Report on Form 10-K for the year ended October 31, 2025.

Members of the Compensation Committee:

Elizabeth Mora, Chairperson

Barbara Carbone

Scott S. Slater

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Limoneira Company	52	2026 Proxy Statement

Proposal 2: Advisory Vote on Executive Compensation

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as set forth in Section 14A(a) of the Exchange Act (15 U.S.C. 78n-1), we are asking stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

As described in detail under the Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate and retain our NEOs, who are critical to our strategic goals and success. Under our executive compensation program, our NEOs receive compensation that encourages both near-term and long-term growth and successes through compensation linked to performance standards aimed to increase stockholder value.

The Compensation Committee bases its executive compensation decisions on our compensation objectives, which include the following:

●	aligning management’s incentives with the interests of our stockholders;

●	providing competitive compensation to our NEOs;

●	rewarding NEOs for past performance and motivating them to excel in the future; and

●	rewarding superior performance of both the Company and each individual executive and encouraging actions that promote our near-term and long-term strategic goals.

We believe that our existing compensation programs have been effective at motivating our NEOs to achieve superior performance and success, aligning compensation with performance measures and stockholder interests and enabling us to attract, retain and motivate talented executive officers.

We are asking our stockholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. Accordingly, we will ask our stockholders to approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures by voting FOR the approval of our executive compensation program.

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs and will evaluate whether any actions are necessary.

Required Vote for Stockholder Approval

The affirmative vote of the holders of at least a majority of the votes of the outstanding shares of Voting Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to approve this proposal. Abstentions will have the same effect as a vote “against” the proposal. Broker non-votes will have no impact on the proposal.

Recommendation of the Board of Directors

The Board recommends that you vote FOR the approval of the compensation of our NEOs.

Limoneira Company	53	2026 Proxy Statement

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm

General

The Audit Committee of the Board recommended, and the Board now asks, that the stockholders of the Company ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending October 31, 2026.

The Audit Committee appointed Deloitte & Touche LLP, a registered public accounting firm, to audit the annual financial statements for the fiscal year ended October 31, 2025. Based on its past performance during these audits, the Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of our financial statements and internal control over financial reporting for fiscal year 2026.

The selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Board has determined that it would be desirable to request that the stockholders ratify the appointment. If stockholders do not ratify this selection, the Board will reconsider its selection of Deloitte & Touche LLP and may, in its sole discretion, either continue to retain this firm or appoint a new independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to participate in the Annual Meeting and will be available to respond to appropriate questions.

Fees

The chart below sets forth the total annual amount, including the amounts by category of service, billed to us by Deloitte & Touche LLP for services performed for fiscal year 2025.

	Fiscal Year 2025 Deloitte & Touche LLP Fees ($)	Fiscal Year 2024 Deloitte & Touche LLP Fees ($)
Audit Fees(1)	1,598,126	1,546,847
Audit-Related Fees(2)	—	—
Tax Fees(3)	193,635	200,870
All Other Fees Fees(4)	—	—
Total Fees	1,791,761	1,747,717

(1)	“Audit Fees” are fees billed for professional services for the audit of our consolidated annual financial statements filed on Form 10-K, the audit of our internal controls over financial reporting, the review of our interim financial statements included in our quarterly reports on Form 10-Q, and other SEC registration statement and consent services.

(2)	“Audit-Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)	“Tax Fees” are fees billed for professional services rendered in connection with tax compliance, advice and planning.

(4)	“All Other Fees” are fees billed for products and services other than those reported in “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Pre-Approval Policies and Procedures

The Audit Committee has responsibility for conducting its appraisal and approval of audit and non-audit services. The Audit Committee allows delegation to its members to approve additional audit and non-audit services. The Audit Committee or one of its members pre-approved all the services provided by Deloitte & Touche LLP for the fiscal year ended October 31, 2025. Management reviewed out-of-scope fees for fiscal year 2025 audit services prior to approval by the Audit Committee. Audit and non-audit services for next fiscal year are reviewed by management prior to approval by the Audit Committee. Non-audit services include, but are not limited to, planning, advisory, consulting and tax compliance services. In making its recommendation to ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 31, 2026, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP

Limoneira Company	54	2026 Proxy Statement

are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with Deloitte & Touche LLP’s independence. If an independence breach occurs, Deloitte & Touch LLP communicates the nature of the breach, in writing, to the Audit Committee.

Required Vote for Stockholder Approval

The ratification of our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the votes of the shares of Voting Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

An abstention will not be counted toward the ratification of Deloitte & Touche LLP as the independent registered public accounting firm, and the effect of an abstention is the same as a vote against the ratification. Brokers have discretion to vote on the ratification of our independent registered public accounting firm and, as such, no votes on this proposal will be considered broker non-votes.

Recommendation of the Board of Directors

The Board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending October 31, 2026.

Audit and Finance Committee Report

The Audit Committee’s primary role is to assist the Board in fulfilling its responsibility for oversight of:

(1)	the quality and integrity of the consolidated financial statements and related disclosures;

(2)	compliance with legal and regulatory requirements;

(3)	the independent registered public accounting firm’s qualifications, independence and performance; and

(4)	the performance of our internal audit and control functions.

The Company’s management is responsible for the preparation of the financial statements, the financial reporting process and the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the financial statements in accordance with auditing standards generally accepted in the United States and issuing an opinion as to the conformity of those audited financial statements to United States generally accepted accounting principles. The Audit Committee monitors and oversees these processes.

The Audit Committee has adopted a policy designed to ensure proper oversight of our independent registered public accounting firm. Under the policy, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing any other audit review (including resolution of disagreements among management and the independent registered public accounting firm regarding financial reporting), or attestation services. In addition, the Audit Committee is responsible for pre-approving any non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee’s charter also ensures that the independent registered public accounting firm discusses with the Audit Committee important issues such as internal controls, critical accounting policies, any instances of fraud and the consistency and appropriateness of our accounting policies and practices.

The Audit Committee of the Board has:

●	reviewed and discussed with management and Deloitte & Touche LLP, the audited financial statements as of and for the year ended October 31, 2025;

●	discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

●	received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP its independence.

Limoneira Company	55	2026 Proxy Statement

Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended October 31, 2025, for filing with the SEC.

Members of the Audit and Finance Committee:

Barbara Carbone, Chairperson

Gordon E. Kimball

Peter J. Nolan

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Limoneira Company	56	2026 Proxy Statement

Other Information

Stock Ownership Information

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our Common Stock as of January 30, 2026 by (i) each person who is known to us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock, (ii) each director, (iii) each director nominee, (iv) our NEOs and (v) all of our directors and officers as a group. The applicable percentage ownership is based on 18,130,967 shares of Common Stock outstanding as of January 30, 2026, plus the number of shares of Common Stock issuable upon the conversion of Series B Convertible Preferred Stock and Series B-2 Convertible Preferred Stock. All holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of holders of Common Stock.

The number of shares beneficially owned by each entity or individual is determined pursuant to Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the entity or individual has sole or shared voting power or investment power and any shares that the entity or individual has the right to acquire within sixty (60) days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse pursuant to applicable community property laws) with respect to the shares set forth in the following table.

There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change in control.

Security Ownership of Certain Beneficial Owners and Management as of January 30, 2026:

January 30, 2026 - outstanding shares - Common Stock	18,130,967
Series B Convertible Preferred Stock	14,790
Series B-2 Convertible Preferred Stock	9,300
Total Outstanding (less treasury)	18,155,057

Name and Address of Beneficial Owner	Common Stock Beneficially Owned
	# of shares	Percentage
5% Beneficial Owners
Global Alpha(7) 1800 McGill College Avenue, Suite 1300, Montreal A8 H3A 3JB	3,185,281	17.54%
Black Rock(7) 50 Hudson Yards, New York, NY 10001	1,031,722	5.68%
The Vanguard Group(7) 100 Vanguard Blvd., Malvern, PA 19355	858,013	4.73%
Directors and Officers(1)
Barbara Carbone(2)	12,978	(*)
Harold S. Edwards(3)	243,609	1.34%
Gordon E. Kimball(2)(4)	58,033	(*)
Elizabeth Mora(2)	17,535	(*)

Limoneira Company	57	2026 Proxy Statement

Name and Address of Beneficial Owner	Common Stock Beneficially Owned
	# of shares	Percentage
Mark Palamountain(5)	107,206	(*)
Peter J. Nolan(2)	1,133,862	6.25%
Scott S. Slater(2)	64,447	(*)
Edgar A. Terry(2)(6)	26,275	(*)
All Current Directors & Officers as of the Record date, January 30, 2026	1,663,945	9.17%

(*)  Less than 1%

1.	The information provided in this table is based on the Company’s records and information supplied by the Directors and Officers. The business address for each director and officer is Limoneira Company, 1141 Cummings Road, Santa Paula, CA 93060.

2.	Includes 5,090 restricted shares to vest on April 9, 2026. Each grantee holds voting and dividend right to all 5,090 shares.

3.	Mr. Edwards owns all shares as a beneficiary of a trust. He holds voting and dividend rights to all shares including restricted shares. The number includes 62,497 equity shares granted for annual equity-based incentive bonuses. 11,795 shares vest in fiscal year 2026; 19,077 in fiscal year 2027; 19,075 in fiscal year 2028 and 12,550 in fiscal year 2029.

4.	Mr. Kimball is the beneficial owner of 54,543 shares held in a trust. He shares voting and investment power over these shares. The number also includes 3,490 shares owned by Mr. Kimball’s wife.

5.	Mr. Palamountain holds voting and dividend rights to all shares including restricted shares. The number includes 31,248 equity shares granted for annual equity-based incentive bonuses. 5,897 shares vest in fiscal year 2026; 9,538 in fiscal year 2027; 9,538 in fiscal year 2028 and 6,275 in fiscal year 2029.

6.	Mr. Terry as a joint trustee of a trust owns shares beneficially. He holds voting and investment power over these shares.

7.	Pursuant to data as of September 30, 2025 from IPREO, a database used by ICR and developed by IHS Markit, now a part of S&P Global.

Limoneira Company	58	2026 Proxy Statement

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of October 31, 2025, about the Common Stock issuable to employees and directors under the 2022 Plan, which was approved by stockholders on March 22, 2022. Stockholders approved an amendment to the 2022 Plan on March 26, 2024, to increase the number of shares of the Common Stock available for awards thereunder by 1,000,000 shares to 1,500,000 shares. As of October 31, 2025, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column(A)(1)(2)
Equity Compensation plans approved by security holders	1,500,000	—	843,925

(1)	The Board approved the Limoneira Company 2022 Omnibus Incentive Plan on January 25, 2022. The Stockholders approved the plan at the 2022 Annual Meeting held March 22, 2022, and an amendment to the plan on March 26, 2024.

(2)	Includes 110,815 shares granted, but not issued, in connection with fiscal year 2024 and fiscal year 2025 Performance Share-Based Awards.

Certain Relationships and Related-Party Transactions

Policy for Approval of Related Party Transactions

In accordance with the terms of our Audit Committee charter, any transaction required to be disclosed pursuant to SEC regulations (including Item 404 of Regulation S-K) and PCAOB standards, which we refer to as related party transactions, must be identified, reviewed and approved by our Audit Committee, which is comprised entirely of independent directors. Details of such related party transactions will be discussed with the Company’s independent accountants and publicly disclosed as required by applicable law.

Mr. Slater is a partner at Brownstein Hyatt Farber Schreck, LLP (“Brownstein”). In fiscal year 2025, the Company paid Brownstein approximately $325,432 for various legal services primarily related to the potential entitlement of the Limco Del Mar property, the tender offer to purchase units of Limco Del Mar, and water monetization. This relationship was reviewed and approved by the Audit Committee after determining that Brownstein had significant subject matter expertise for the activities.

Family Relationships and Other Arrangements

There are no family relationships among the members of the Board and executive officers. There are no arrangements or understandings between or among the Company’s executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than 10% of our Common Stock, to file initial reports of ownership and reports of changes in ownership of our stock and our other equity securities with the SEC. As a practical matter, we assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. To the Company’s knowledge, during the fiscal year ended October 31, 2025, or with respect to such fiscal year, all Section 16(a) filing requirements were timely met.

Stockholder Communications with the Board of Directors

The Company established a process for stockholders to send communications by mail to the Board: Corporate Secretary, Limoneira, 1141 Cummings Road, Santa Paula, CA 93060. Stockholders may also send communications to the Board as a group via the Investor Relations section of our website, www.limoneira.com, under the headings “Investor — Corporate Governance — Contact the Board.” Communications are distributed to the Board, or to any individual directors as

Limoneira Company	59	2026 Proxy Statement

appropriate, depending on the facts and circumstances outlined in the communication. Material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Stockholder Proposals for the 2026 Annual Meeting of Stockholders

Our Bylaws provide that the only business that may be conducted at an Annual Meeting of Stockholders is business that is (A) pursuant to the Company’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board (or any committee thereof), or (C) by any stockholder of the Company who is entitled to vote at the meeting and who complies with the notice procedures set forth in Section 2.1 of our Bylaws.

Stockholder proposals should be addressed to our principal executive office as follows:

Limoneira Company

Attn: Corporate Secretary

1141 Cummings Road

Santa Paula, CA 93060

Stockholder Proposals – Inclusion in Company Proxy Statement

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next Annual Meeting of Stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2027 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive office listed above no later than October 21, 2026, as prescribed by rules and requirements of Rule 14a-8 under the Exchange Act.

Other Stockholder Proposals or Nominations

With respect to stockholders desiring to bring nominations or proposals other than pursuant to Rule 14a-8, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. A stockholder’s notice must be delivered by a nationally recognized courier service or mailed by certified first class United States mail, postage or delivery charges prepaid, and received by the Corporate Secretary at the principal executive offices of the Company listed above not earlier than the November 15 immediately preceding such Annual Meeting of Stockholders nor later than the close of business on the ninetieth (90th) day immediately preceding the anniversary of the previous year’s Annual Meeting of Stockholders if such meeting is scheduled to be held on a day which is no more than thirty (30) days in advance of the anniversary of the previous year’s Annual Meeting of Stockholders nor later than sixty (60) days after the anniversary of the previous year’s Annual Meeting of Stockholders. Therefore, to be timely under our Bylaws, a stockholder proposal or nomination for the 2027 Annual Meeting of Stockholders must be received no earlier than November 15, 2026, and not later than December 25, 2026.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 8, 2026.

United States Securities and Exchange Commission Reports

Copies of our Annual Report on Form 10-K for the year ended October 31, 2025, as filed with the SEC, are available to stockholders free of charge on our website at www.limoneira.com under the headings “Investor — Financial Information” or by writing to us at 1141 Cummings Road, Santa Paula, California 93060, Attention: Investor Relations.

Delivery of Documents to Stockholders Sharing an Address

Some brokers and we have adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of proxy materials, unless one or more of these stockholders provides notice that they wish to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

Limoneira Company	60	2026 Proxy Statement

If you participate in householding and wish to receive a separate set of proxy materials, or if you wish to receive separate copies of future notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your oral or written request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank or other nominee to request information about householding.

Other Matters

We know of no other business that will be brought before the Annual Meeting. If any other matter or any proposal should be properly presented and come before the meeting for action, the persons named in the accompanying proxy will, at their discretion and in accordance with their best judgment, vote upon such proposal.

Limoneira Company	61	2026 Proxy Statement

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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1.	To elect two (2) Class II directors to the Board of Directors, each to serve for a three-year term (“Proposal 1”);

FOR ALL nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS	☐	CUMULATIVE VOTING ELECTIONS	☐

Director Nominee Name	Number of Votes

INSTRUCTIONS: To withhold authority to vote for any individual nominee or nominees, mark the “EXCEPTIONS” box above and strike a line through the name(s) of the nominee(s).

If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the “CUMULATIVE VOTING ELECTIONS” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes cast on this proxy may not exceed the number of votes you are entitled to times two. For example, if you own 100 shares, you are entitled to cast 200 votes for director nominees. However, if you have cast your proxy for the other above choices, do not complete this table.

01 - Elizabeth Mora	__________ Votes FOR

02 - Peter J. Nolan	__________ Votes FOR

Total Votes Cast:

		For	Against	Abstain
2.	To vote on an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (“Proposal 2”);	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

		For	Against	Abstain
3.	To ratify the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for Limoneira Company for the fiscal year ending October 31, 2026 (“Proposal 3”);	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X

048KGB

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on March 25, 2026. The Notice of the Annual Meeting of Stockholders, Proxy Statement and the Annual Report for the fiscal year ended October 31, 2025, are available at: http://www.envisionreports.com/LMNR

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy – LIMONEIRA COMPANY

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 25, 2026

at Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold S. Edwards and Gregory C. Hamm, and each of them, as the attorneys, agents and proxies of the undersigned with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders of Limoneira Company to be held at Museum of Ventura County Agriculture Museum, 926 Railroad Avenue, Santa Paula, CA 93060, on March 25, 2026, at 10:00 A.M., Pacific Time, and at any and all adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS IN PROPOSAL 1; “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT (PROPOSAL 2); “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP FOR LIMONEIRA COMPANY FOR THE FISCAL YEAR ENDING OCTOBER 31, 2026 (PROPOSAL 3).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR ALL” DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS (PROPOSAL 1); “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT (PROPOSAL 2); “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR LIMONEIRA COMPANY FOR THE FISCAL YEAR ENDING OCTOBER 31, 2026 (PROPOSAL 3); AND WILL VOTE IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY OTHER ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO DIRECTION IS MADE, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.